      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 1996
                                                       REGISTRATION NO. 333-5472

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                      THE AMERICAN MATERIALS & TECHNOLOGIES
                                   CORPORATION
                 (Name of small business issuer in its charter)
                                 ---------------


         DELAWARE                         2295                 33-0659916
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number)   Identification Number)

                                 5915 RODEO ROAD
                          LOS ANGELES, CALIFORNIA 90016
                                 (310) 841-5200
   (Address and telephone number of principal executive offices and principal place of business)

                                 PAUL W. PENDORF
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                 5915 RODEO ROAD
                          LOS ANGELES, CALIFORNIA 90016
                                 (310) 841-5200
            (Name, address and telephone number of agent for service)
                                 ---------------
                                   Copies to:
                             DAVID A. BROADWIN, ESQ.
                             FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 832-1000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: from time to time after the effective date of this Registration Statement as determined by market conditions.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box./X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /
                                 ---------------

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION

                              --------------------

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
            OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM SB-2

     FORM SB-2 ITEM NUMBER AND HEADING               LOCATION IN PROSPECTUS
     ---------------------------------               ----------------------
1.   Front of Registration Statement and
       Outside Front Cover Page of
       Prospectus...........................         Outside Front Cover Page

2.   Inside Front and Outside Back Cover
       Pages of Prospectus..................         Inside Front and Outside Back Cover Page

3.   Summary Information and Risk
       Factors..............................         Prospectus Summary; Risk Factors

4.   Use of Proceeds........................

5.   Determination of Offering Price........         Outside Front Cover Page of Prospectus; Price
                                                       Range of Common Stock

6.   Dilution...............................         Not Applicable

7.   Selling Security Holders...............         Principal Stockholders; Certain Transactions;
                                                       Selling Stockholder's Shares

8.   Plan of Distribution...................         Selling Stockholder's Shares

9.   Legal Proceedings......................         Business

10.  Directors, Executive Officers,
       Promoters and Control Persons........         Management

11.  Security Ownership of Certain
       Beneficial Owners and Management.....         Principal Stockholders

12.  Description of Securities..............         Outside Front Cover Page; Prospectus
                                                       Summary; Dividend Policy;
                                                       Capitalization; Description of Securities

13.  Interest of Named Experts and
       Counsel..............................         Legal Matters; Experts

14.  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..........................         Management; Undertakings

15.  Organization Within Last Five Years....         Certain Transactions

16.  Description of Business................         Prospectus Summary; Risk Factors;
                                                       Management's Discussion and Analysis of
                                                       Financial Condition and Results of Operations;
                                                       Business

17.  Management's Discussion and
       Analysis or Plan of Organization.....         Management's Discussion and Analysis of
                                                       Financial Condition and Results of
                                                       Operations

18.  Description of Property................         Business

19.  Certain Relationships and Related
       Transactions.........................         Certain Transactions

20.  Market for Common Equity and
       Related Stockholder Matters..........         Outside Front Cover Page; Risk Factors; Price
                                                       Range of Common Stock; Dividend Policy;
                                                       Description of Securities; Shares Eligible for
                                                       Future Sale

21.  Executive Compensation.................         Management

22.  Financial Statements...................         Consolidated Financial Statements and Notes
                                                       Thereto

23.  Changes In and Disagreements With
       Accountants on Accounting and
       Financial Disclosure ................         Not Applicable

                                   PROSPECTUS

                                 463,664 Shares

                                  Common Stock


      The American Materials & Technologies Corporation, a Delaware corporation (the "Company"), was organized in March 1995. On November 11, 1996, the last reported sale price of the Company's Common Stock on the Nasdaq SmallCap Market was $5.38 per share.

      The shares of Common Stock offered hereby are being sold by Palomar Medical Technologies, Inc., a Delaware corporation ("Palomar" or the "Selling
Stockholder")   as stated herein under "Selling Stockholder's Shares." The
Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.

                                 ---------------

      THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 6.

                                 ---------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              AVAILABLE INFORMATION


      The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the public reference facilities maintained by the Commission on the 14th Floor, 75 Park Place, New York, New York 10007; Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and Suite 500 East, Securities and Exchange Commission Building, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and similar information can also be inspected and copied at the National Association of Securities Dealers, 1735 K Street, N.W., Washington, DC 20006-1500. This prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the Exhibits relating thereto for further information with respect to the Company and the Securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Commission maintains a Web site (address: http://www.sec.com) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission's web.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering made hereby are also incorporated by reference herein and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: William A. Timmerman, Chief Financial Officer, The American Materials & Technologies Corporation, 5915 Rodeo Road, Los Angeles, California 90016; telephone (310) 841-5200.

                            ADDITIONAL INFORMATION

    The Company asserts common law trademark rights in the following trademarks, although it has not applied for formal registration of these marks: AMT(TM), Culver City Composites(TM), and CCC(TM). This Prospectus also includes trade names and marks of companies other than the Company.

                               PROSPECTUS SUMMARY


      The following summary is qualified in its entirety by reference to more detailed information, including the "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless the context indicates otherwise, the term "Company" refers to The American Materials & Technologies Corporation and its wholly-owned subsidiary, Culver City Composites Corporation. All information in this Prospectus has been adjusted to reflect a 1.1591612 for 1 stock split effected in the form of a Common Stock dividend on February 5, 1996. See "Description of Securities."

                                   The Company

      The American Materials & Technologies Corporation ("AMT") was formed in March 1995 to acquire and manage businesses in the advanced materials and technologies industries. In December 1995, the Company acquired Structural Polymer Systems, Inc. (renamed Culver City Composites Corporation ("CCC")), from a subsidiary of Montedison S.p.A., an Italian multinational conglomerate ("Montedison"). The Company manufactures and sells advanced composites, which are a combination of high performance reinforcement fabrics or fibers (such as fiberglass, carbon, or aramid) and a plastic resin (such as epoxy, phenolic, or polyimide). The Company coats or impregnates the fabrics or fibers with resins to produce a "prepreg." The combination of high performance reinforcement fabrics or fibers with plastic resins forms an advanced composite with exceptional structural properties. The Company believes it is a leader in sales of advanced composites containing PMR-15 resin, which are used in high-temperature jet engine applications, and a leading supplier of advanced composites used in aircraft interiors. See "Business -- Products."

      The Company sells its products to the following markets: aerospace, including transportation (aircraft and mass transit) and communications (communications satellites and their launchers); defense (military aircraft, naval vessels, defense systems, and military support equipment); and recreation
(skis). Major customers include: The Boeing Company, General Electric Company, Lockheed Martin Corporation, McDonnell Douglas Corporation, de Havilland Inc., the Aerojet division of GenCorp Inc., and Daimler-Benz AG. See "Risk Factors -- Dependence on Major Customers."

      The Company's business strategy is to achieve profitability through increased utilization of existing plant capacity and acquisitions of companies with complementary businesses. There can, however, be no assurance that the Company will be able to achieve profitability. The Company is currently operating significantly below the capacity of its facilities, and management believes that the Company could expand its business and rapidly increase revenues without material additional capital expenditures. Although the Company suffered losses in 1994 and 1995, it believes that it is well positioned to capitalize on certain currently improving industry trends, including announced increases in the build rate for commercial aircraft, the increased use of advanced composites in sporting goods, and the recently approved use of advanced composites in infrastructure applications such as reinforcement of freeway bridge columns. Increased demand, if any, for advanced composites as a result of these trends may not occur immediately; in particular, any increase in aircraft procurement is not expected to have a material impact on the Company's sales to the aerospace market before the fourth quarter of 1996. However, the Company believes that in general these trends, coupled with the decrease in industry-wide available capacity caused by other companies' plant shutdowns during the past few years, will lead to increased demand for product from the remaining advanced composite manufacturing companies. In addition, the Company plans to acquire companies in the advanced materials and technologies industries that the Company believes will enable it to expand its customer base, reduce costs, and offer new products. The Company believes that many companies with annual sales under $30 million which originally developed advanced materials and technologies for the defense industry are now potentially available for purchase and consolidation by the Company. The Company has no commitments or agreements with respect to any acquisition. See "Risk Factors -- Limited Operating History; Recent Operating Losses; Working Capital Deficiency" and "-- Risks Inherent in Possible Future Unspecified Acquisitions."

      The Company's principal executive offices are at 5915 Rodeo Road, Los Angeles, CA 90016. The Company's telephone number is 310-841-5200.

                                  THE OFFERING

Securities Offered ..................  463,664 shares of common stock,
                                       $0.01 par value per share ("Common
                                       Stock"). See "Description of Securities."

Common Stock Outstanding Prior
  to the Offering ...................  4,139,062(1)

Common Stock to be Outstanding
  after the Offering ................  4,139,062

Use of Proceeds .....................  The Company will not receive any proceeds from the sale of the Selling
                                       Stockholder's Shares.

Nasdaq SmallCap Market Symbol .......  AMTK

Pacific Stock Exchange Symbol .......  MTK

Risk Factors ........................  This Offering involves a HIGH DEGREE OF
                                       RISK and should be considered only by
                                       persons who can afford the loss of their entire investment. See "Risk Factors."


------------------------

(1) Does not give effect to an aggregate of up to 466,902 shares of Common Stock issuable upon exercise of warrants and options outstanding as of November 1, 1996 (including those shares referred to in note (1) above). See "Management -- Executive Compensation" and "-- 1996 Incentive and Nonqualified Stock Option Plan" and "Certain Transactions."

                                  Risk Factors

      There can be no assurance that the Company will be able to achieve its business goals or ever achieve profitability. See "Risk Factors -- Limited Operating History; Recent Operating Losses; Working Capital Deficiency." The loss of a significant amount of business from either of the Company's two largest customers would have a material adverse effect on the sales and operating results of the Company. See "Risk Factors -- Dependence on Major Customers." The aerospace industry, including transportation and communications, which accounted for approximately 78% of the Company's sales in 1995, historically has been subject to cyclical downturns, and the Company expects that a similar pattern of downturns may occur in the future. See "Risk Factors -- Cyclical Nature of the Aerospace Industry." The defense industry, which accounted for approximately 22% of the Company's sales in 1995, has been adversely affected by reduced spending by the U.S. Government, and there can be no assurance of any future increase in demand for advanced composites from the defense industry. See "Risk Factors -- Dependence on U.S. Government Spending." In the past, particularly during downturns in the aerospace industry, certain of the Company's customers have substantially reduced their purchases, and there can be no assurance that the Company will not experience such substantial reductions in the future. See "Risk Factors -- Possible Termination of Certain Customer Contracts." The Company relies on a limited number of suppliers to provide materials used to manufacture its products, and if it can not obtain adequate quantities of necessary materials from its existing suppliers, there can be no assurance that the Company would be able to access alternative sources of supply within a reasonable period of time or at commercially reasonable rates. See "Risk Factors -- Dependence on Suppliers." The Company faces competition from a number of companies, many of which have greater financial resources, research and development facilities and manufacturing and marketing capabilities than the Company. See "Risk Factors -- Intense Competition in Advanced Composites Industry." No assurance can be given that additional financing which might be needed by the Company will be available, or, if available, that it will be available on acceptable terms. See "Risk Factors -- Need for Additional Capital." Management of the Company intends to pursue additional acquisitions, which involve numerous risks including potential difficulties in the assimilation of acquired operations, diversion of management's attention away from normal operating activities, negative financial impact based on the amortization of any acquired intangible assets, potential loss of key employees of the acquired operation and potential financial risk resulting from pre- acquisition liabilities that may exceed any indemnities which may be provided by the seller. See "Risk Factors -- Risks Inherent in Possible Future Unspecified Acquisitions." If the Company's securities were removed from the Nasdaq SmallCap Market, they would be subject to so-called penny stock rules that impose additional sales practice and market-making requirements on broker-dealers who sell and/or make a market in the Company's securities. See "Risk Factors -- Possible Delisting of Securities from Nasdaq; Shares of Common Stock May Be Subject to Penny Stock Rules."

     Forward-Looking Statements; Factors That May Affect Future Results

      This Prospectus contains statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated in such forward-looking statements.

                  SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


      The following table sets forth summary financial information of CCC, AMT and the Company at the dates and for the periods indicated. Also set forth are the combined results of AMT and CCC for the year ended December 31, 1995, as well as certain pro forma information with respect to AMT which reflects the acquisition of CCC on December 19, 1995, as if such acquisition had taken place on January 1, 1995. All information set forth below should be read in conjunction with the consolidated financial statements and notes thereto of AMT and CCC and the unaudited pro forma consolidated statement of operations of AMT and notes thereto included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                          Pro Forma
                                            Historical                                  Consolidated
                            --------------------------------------------                ------------
                                                                           Combined                       Combined      The
                                        CCC                   AMT         AMT & CCC      AMT & CCC       AMT & CCC    Company
                                        ---                   ---         ---------      ---------       ---------    -------
                                                             Period
                                              Period       March 29,
                                            January 1,       1995                                         Nine Months Ended (2)
                             Year Ended      1995 to    (inception) to   Year Ended     Year Ended      --------------------
                            December 31,  December 19,   December 31,   December 31,   December 31,    September 30,   September 30,
                                1994          1995           1995          1995          1995(1)           1995            1996
                            -----------   -----------    -------------  -----------    -----------     -----------    ------------
STATEMENT OF OPERATIONS
  DATA:
Net sales..................   $15,943        $15,300         $  616        $15,916       $15,916         $12,033        $16,404
Earnings (loss) before
 interest, taxes,
  depreciation and
  amortization.............     (494)            719           (216)           503           502             841          1,469
Income (loss) from
  operations...............     (781)           (495)          (259)          (754)          (18)           (112)         1,270
Interest expense...........      567             585             18            603           600             584            403
Depreciation expense.......    1,264           1,214             43          1,257           520             954            409
Net income (loss)..........   (2,325)         (1,080)          (277)        (1,357)         (618)           (697)           657
Net income (loss) per
  common share.............                                   (0.18)                       (0.41)                          0.27
Weighted average number
  of common shares.........                                   1,517                        1,517                          2,552

                                                                                                                The Company
                                                                                                                -----------
                                                                                                            September 30, 1996
                                                                                                            ------------------
BALANCE SHEET DATA
Working capital ............................................................................................    $ 6,779
Total assets................................................................................................     15,252
Long-term debt..............................................................................................        364
Stockholders' equity (3)....................................................................................     10,799


(1) Includes pro forma adjustments to give effect to changes in: (i) depreciation and amortization (a decrease of $737,000), (ii) interest expense as a result of changes in the Company's debt structure (a decrease of $3,000), and (iii) certain compensation arrangements (an increase of $1,000), all as a result of the acquisition by AMT of CCC. See Unaudited pro Forma Consolidated Statement of Operations and Notes thereto.

(2) The results of operations and cash flows for the period ended September 30, 1995 represent those of CCC prior to its acquisition by AMT combined with the results of AMT during the same period. There were no intercompany transactions.


(3) The Company has never paid cash dividends on its Common Stock. See "Dividend Policy."

                                  RISK FACTORS

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. NO INVESTOR SHOULD PARTICIPATE IN THE OFFERING UNLESS SUCH INVESTOR CAN AFFORD A COMPLETE LOSS OF HIS INVESTMENT.

LIMITED OPERATING HISTORY; RECENT OPERATING LOSSES; WORKING CAPITAL DEFICIENCY

     AMT was incorporated in March 1995 and has a limited operating history. The Company's operating subsidiary, Culver City Composites Corporation, was acquired in December 1995. CCC sustained a net loss of $2,325,000 in the year ended December 31, 1994 and AMT and CCC, on a combined historical basis, sustained a net loss of $1,357,000 in the year ended December 31, 1995. In order to become profitable, the Company must increase revenues and/or reduce costs. The Company plans to increase revenues through more efficient utilization of existing plant capacity and by acquiring companies with complementary businesses. There can be no assurance that the Company will be able to achieve these goals or ever achieve profitability. See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business."

DEPENDENCE ON MAJOR CUSTOMERS

     Approximately 30% of the Company's sales in 1995 were made to two customers, The Boeing Company and General Electric Company. The Company has no significant purchase commitments from these or other customers extending beyond one year. There can be no assurance that these customers will continue to purchase the Company's products at the same levels as in previous years or that such relationships will continue in the future. The loss of a significant amount of business from either of these customers would have a material adverse effect on the sales and operating results of the Company. See "Business -- Customers."

CYCLICAL NATURE OF THE AEROSPACE INDUSTRY

     The aerospace industry, including transportation and communications, which accounted for approximately 78% of the Company's sales in 1995, historically has been subject to cyclical downturns, and the Company expects that a similar pattern of downturns may occur in the future. For example, after increasing each year from 1985 to 1991, annual revenues in the aerospace industry dropped significantly in 1992 and remained depressed through late 1995. There can be no assurance that, even if revenues in the industry increase, the Company will be able to increase its own sales. See "Business."

DEPENDENCE ON U.S. GOVERNMENT SPENDING

     The defense industry, which accounted for approximately 22% of the Company's sales in 1995, has been adversely affected by reduced spending by the U.S. Government. Since 1987, the aircraft procurement budget of the U.S. Department of Defense has declined by approximately 40%. The Company believes that, although spending for military aircraft is unlikely to reach pre-1987 levels or to increase significantly in the next three years, the demand for advanced composites from defense contractors may increase as the use of advanced composites in military aircraft increases. However, there can be no assurance of any increase in demand for advanced composites from the defense industry. See "Business."

POSSIBLE TERMINATION OF CERTAIN CUSTOMER CONTRACTS

     The Company's contracts to supply materials for military and some commercial projects, including the Company's contracts with its major customers, contain provisions for termination at the convenience of the customer. In the past, particularly during downturns in the aerospace industry, certain customers have substantially reduced their purchases. There can be no assurance that the Company will not experience such substantial reductions in the future. See "Business -- Products."

DEPENDENCE ON SUPPLIERS

     The Company relies on a limited number of suppliers to provide materials used to manufacture its products. Certain of these suppliers are the Company's sole source for the materials which they supply. Typically, there are no contracts or agreements between these sole source suppliers and the Company. In the event the Company can not obtain adequate quantities of necessary materials from its existing suppliers, there can be no assurance that the Company would be able to access alternative sources of supply within a reasonable period of time or at commercially reasonable rates. Aerospace and defense customer specifications tend to make the substitution of suppliers costly and time consuming. The unavailability of adequate commercial quantities, the inability to develop alternative sources, a reduction or interruption in supply, or a significant increase in the price of raw materials could have a material adverse effect on the Company's ability to manufacture products. See "Business -- Raw Materials."

INTENSE COMPETITION IN ADVANCED COMPOSITES INDUSTRY

     The advanced composites industry is highly competitive. The Company faces competition from a number of companies, many of which have greater financial resources, research and development facilities, and manufacturing and marketing capabilities than the Company. There can be no assurance that developments by the Company's competitors or potential competitors will not make the Company's products obsolete. The Company's ability to compete effectively will depend upon its products' functional features and upon the ability of the Company to attract and retain qualified personnel, to maintain and expand the capabilities of its technologies, to sell existing products to new customers, to develop new products for existing customers, to service its products, and to further develop its sales force or enter into satisfactory arrangements for the marketing of its products. No assurance can be given that the Company will be able to compete effectively. See "-- Dependence on Suppliers" and "Business -- Competition."

     Most of the companies in the defense, aerospace, and communications markets of the advanced composites industry require materials purchased from suppliers to meet detailed specifications through a qualification process. The Company has qualified its advanced composites to meet over 200 specifications for use in these markets. The Company believes that, while the qualification process protects it to a certain degree from competitors and assures it of some revenues during the life of the program or product for which the Company's advanced composites products have been qualified, the qualification process also tends to hinder the Company's ability to increase its market share and compete in new markets. In order to remain competitive in these markets, the Company must maintain its current qualifications and develop or acquire new products or technologies capable of meeting new qualification requirements. See "Business -- Products."

DEPENDENCE ON UNPATENTED PROPRIETARY TECHNOLOGY; RISK OF INFRINGEMENT

     The Company's ability to compete effectively depends in part on its ability to protect its proprietary information. The Company relies primarily on trade secret laws and confidentiality procedures to protect its proprietary resin formulations. The Company has not filed any patent applications with respect to its intellectual property. Although the Company intends to protect its intellectual property, there can be no assurance that the steps taken by the Company in this regard will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Furthermore, litigation may be necessary to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Patents and Proprietary Information."

NEED FOR ADDITIONAL CAPITAL

     The Company will not receive any of the proceeds from this Offering. To the extent that the Company's existing resources are insufficient to fund the Company's activities, additional funds may be required, through either public or private financing. No assurance can be given that additional financing will be available, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders may result. If adequate funds are not available, the Company may be required to curtail its activities. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS INHERENT IN POSSIBLE FUTURE UNSPECIFIED ACQUISITIONS

     Management of the Company intends to pursue additional acquisitions as an important part of its corporate strategy. While as of the date of this Prospectus, the Company has no commitments or agreements with respect to any acquisition, the Company plans regularly to evaluate acquisition opportunities that fit within its business plan. Acquisitions involve numerous risks, including potential difficulties in the assimilation of acquired operations, diversion of management's attention away from normal operating activities, negative financial impact based on the amortization of any acquired intangible assets, potential loss of key employees of the acquired operation and potential financial risk resulting from pre-acquisition liabilities that may exceed any indemnities which may be provided by the seller.

     Although the Company has allocated approximately $3,750,000 from the proceeds of its initial public offering, completed on July 5, 1996, for acquisitions, the Company may require additional capital for acquisitions. Funds for these purposes may be obtained from a number of sources, including bank financing and additional sales of equity securities through either public or private financing. The Company currently has available borrowing capacity under a revolving credit agreement with its secured lender, but if additional financing is necessary, there can be no assurance that any such additional financing can be obtained or, if obtained, that it would be on commercially acceptable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POSSIBLE ILLIQUIDITY OF TRADING MARKET

     The Common Stock is quoted on the Nasdaq SmallCap Market and the Pacific Stock Exchange (the "PSE"), which markets may be significantly less liquid than the Nasdaq National Market System. Moreover, if the Company should continue to experience losses from operations, it may be unable to maintain the standards for continued quotation on the Nasdaq SmallCap Market and/or the PSE, and the Common Stock could be subject to removal from either or both of those markets. If the Common Stock were removed from both of these markets, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market on an electronic bulletin board or in what are commonly referred to as the pink sheets. As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

POSSIBLE DELISTING OF SECURITIES FROM NASDAQ; SHARES OF COMMON STOCK MAY BE SUBJECT TO PENNY STOCK RULES

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on the Nasdaq National Market System or the Nasdaq SmallCap Market and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for at least three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000 for the last three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     In addition, if the Company's securities are not quoted on the Nasdaq National Market System or the Nasdaq SmallCap Market, or the Company does not have at least $5,000,000 in net tangible assets or at least $6,000,000 in average annual revenue for the last three years, trading in the Company's securities would be covered by Rules 15g-1 through 15g-6 and 15g-9 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") for non-Nasdaq and non-exchange listed securities. Under such rules, broker/dealers who recommend such securities to persons other than established customers and institutional accredited investors must make a special written suitability determination for the purchaser and have received the purchaser's written agreement to a transaction prior to sale. Securities are exempt from these rules if the market price of the Common Stock is at least $5.00 per share.

     Although the Company's Common Stock is, as of the date of this Prospectus, outside the definitional scope of a penny stock, as it is listed on the Nasdaq SmallCap Market, in the event the Common Stock was subsequently to become characterized as a penny stock, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

REPRESENTATIVE'S INFLUENCE OVER POTENTIAL FUTURE CAPITAL FINANCING

     The Company has agreed that prior to June 27, 1997, it will not sell or otherwise dispose of any securities (with the exception of the shares of Common Stock issued upon exercise of currently outstanding options or warrants, and options granted under the Company's 1996 Incentive and Nonqualified Stock Option
Plan) without the prior written
consent of H.J. Meyers & Co., Inc., the representatives of the Underwriters in the Company's initial public offering (the "Representative"), which shall not be unreasonably withheld. The Company has also agreed that prior to June 27, 1998, it will not sell or issue any securities pursuant to Regulation S under the Securities Act without the Representative's prior written consent. These agreements represent significant potential restrictions on the Company's ability to raise capital or consummate any merger or acquisition through the sale or issuance of the Company's securities, which would have a material adverse effect on the Company. There can be no assurance that additional sales of securities will not occur that may have dilutive effects. The Representative has further advised the Company that in determining whether consent will be granted the Representative will consider on a case-by-case basis, in addition to the potential dilution to existing shareholders, a number of factors, including the Company's current need for additional financing, the purposes for which the financing is sought, the cost and availability of alternative sources of non-equity financing and, in the case of a proposed acquisition, the type of business to be acquired, its relation to the Company's current business and the existence of alternative methods of financing the transaction. See "Description of Securities."

CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     Current principal stockholders and management of the Company currently own approximately 29.8% of the outstanding Common Stock of the Company, assuming no exercise of options or warrants. Although no voting arrangement exists among them, the Company's principal stockholders and current management will, as a practical matter, be able to direct the affairs of the Company. See "Principal Stockholders."

UNCERTAINTY OF ACCEPTANCE OF PRODUCTS IN NEW MARKETS

     The Company has recently commenced marketing in two new markets -- infrastructure and recreation. The introduction of advanced composites to the infrastructure market is a result of recent technological developments, and there can be no assurance that advanced composites will gain market acceptance in this market. The Company has not commissioned any independent market surveys or reports regarding these markets or other potential new markets, and limited public information is available. In addition, there can be no assurance that the Company will have the financial, managerial, and manufacturing resources necessary to achieve a profitable level of sales in these markets. See "Business."

NEED TO RESPOND TO TECHNOLOGICAL CHANGE

     The markets for the Company's products are characterized by rapidly changing technology and evolving industry standards. The Company's future success will depend in part upon its ability to enhance its existing products and to introduce new products to meet changing customer requirements and emerging industry standards. There can be no assurance that the Company will successfully complete any such developments or that the Company's current or future products will achieve market acceptance. Any delay or failure of these products to achieve market acceptance would adversely affect the Company's business. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies non-competitive or obsolete.

MANUFACTURING ACTIVITIES SUBJECT TO EXTENSIVE GOVERNMENT AND ENVIRONMENTAL REGULATION

     The Company's manufacturing activities are subject to extensive and rigorous government regulation designed to protect the environment. The U.S. Environmental Protection Agency and comparable state and local regulatory agencies actively enforce environmental regulations, and some of these agencies conduct periodic inspections to determine compliance with government regulations. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizures or recalls of products, operating restrictions, and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could impose costly new procedures for compliance with, or prevent the Company from obtaining, or affect the timing of, regulatory approvals. Prior to the acquisition of CCC, an acetone leak was discovered at CCC's facility by Montedison, the prior owner. Although the Company is indemnified for potential liability for remediation of the leak, there can be no assurance that the indemnification will be sufficient to pay the costs that the Company may incur.

     The restrictions imposed by environmental regulations may change from time to time. There can be no assurance that subsequent legislation or administrative changes might not materially adversely affect the Company's business and future prospects. See "Business -- Environmental Matters."

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

     The Company believes that its operating results may be subject to substantial quarterly fluctuations due to several factors, some of which are outside the control of the Company, including fluctuating market demand for, and declines in the average selling price of, the Company's products, the timing of significant orders from customers, delays or cancellations of commercial and/or government programs utilizing the Company's products, delays in the introduction of new or improved products, delays in obtaining customer acceptance of new or changed products, the cost and availability of raw materials, and general economic conditions. A substantial portion of the Company's revenue in any quarter is derived from orders booked in that quarter, and historically, backlog has not been a meaningful indicator of revenues for a particular period. Accordingly, the Company's sales expectations are based almost entirely on its internal estimates of future demand and not from firm customer orders. See "Business -- Backlog."

DEPENDENCE UPON KEY PERSONNEL

     The Company is highly dependent on the principal members of its management staff, the loss of whose services could have a material adverse effect on the Company's business. The Company believes that its future success will also depend in part on its ability to attract, retain, and motivate qualified personnel. The Company has entered into employment agreements with each of its four executive officers. The loss of the services of any of the executive officers could have a material adverse effect on the Company's business and future prospects. See "Management."

FUTURE SALES OF SHARES OF COMMON STOCK MAY ADVERSELY AFFECT MARKET PRICE OF COMMON STOCK

     Concurrently with its initial public offering, the Company registered for resale 105,097 shares of Common Stock owned by certain stockholders of the Company (the "Investors"). The Company will not receive any of the proceeds from the sale of such shares. The Investors have agreed not to sell any of such shares prior to December 27, 1996. Commencing December 27, 1996, each Investor may sell up to 5,000 shares per month for an additional six-month period. Thereafter, the Investor Shares may be sold without any lock-up restrictions. Sales in the public market of substantial amounts of Common Stock, whether by Investors or others, or the perception that such sales could occur, could materially adversely affect prevailing market prices for the Common Stock and the Company's ability to raise additional capital through the sale of equity securities. See "Description of Securities" and "Shares Eligible for Future Sale."

SUBSTANTIAL SHARES OF COMMON STOCK RESERVED FOR ISSUANCE

     The Company has reserved 350,000 shares of Common Stock for issuance to employees, officers, directors, and consultants pursuant to option exercises under the Company's 1996 Incentive and Nonqualified Stock Option Plan. The Company has also reserved 143,302 shares of Common Stock to be issued upon the exercise of options granted to certain members of senior management in connection with their employment contracts and to a consultant to the Company. To date, the Company has granted options to purchase a total of 276,902 shares of Common Stock, at prices ranging from $.86 to $5.50 per share. The Company has reserved 200,000 shares of Common Stock for issuance upon exercise of a warrant issued to H.J. Meyers & Co., Inc, the representative of the several underwriters of the Company's initial public offering (the "Representative's Warrant"). The existence of the Representative's Warrant and any other options or warrants may prove to be a hindrance to the Company's future equity financing. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. Sales in the public market of substantial amounts of Common Stock, or the perception that such sales could occur, could depress prevailing market prices for the Common Stock. See "Executive Compensation -- 1996 Incentive and Nonqualified Stock Option Plan" and "Certain Transactions."

POSSIBLE VOLATILITY OF STOCK PRICE

     The trading price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' estimates, announcements of technological innovations by the Company or its competitors, general conditions in the defense and aerospace industries and other factors. In addition, the capital markets are subject to price and volume fluctuations that affect the market prices of publicly traded securities in general, and the market prices of less heavily capitalized high technology companies in particular. Such fluctuations may be unrelated to actual operating performance.

NO ANTICIPATED DIVIDENDS

The Company has not previously paid any dividends on its Common Stock and, for the foreseeable future, intends to continue its policy of retaining any earnings to finance the development and expansion of its business. The Company's revolving credit agreement with its secured lender prohibits the payment of cash dividends from CCC to AMT without the written consent of the lender, which could limit the Company's ability to obtain cash to pay dividends to its stockholders. See "Dividend Policy."

ISSUANCE OF PREFERRED STOCK MAY DISCOURAGE CHANGE OF CONTROL

The Company's Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"), with designations, rights, and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. See "Description of Securities."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

As permitted by Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the By-laws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including circumstances in which indemnification would otherwise be discretionary, and that the Company is required to advance expenses to its officers and directors as incurred in connection with any proceeding against them for which they may be indemnified. The Company has entered into indemnity agreements with each of its current directors which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by Delaware Law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and the advancement of expenses are discretionary under Delaware Law. See "Management -- Limitation of Liability and Indemnification of Directors and Officers."

                                 USE OF PROCEEDS


     The Company will not receive any proceeds from the sale of the Selling Stockholder's Shares. See "Selling Stockholder's Shares."

                           PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on the Nasdaq SmallCap Market and the Pacific Stock Exchange. The high and low sale prices per share of the Company's Common Stock as reported on the Nasdaq SmallCap Market for the periods indicated were as set forth in the following table. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


                        PERIOD                         HIGH      LOW
                        ------                         ----      ---

3rd Quarter (Commencing July 1, 1996)..............     8         4



                                 DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that it will retain all future earnings for the expansion and operation of its business, and does not anticipate paying cash dividends in the foreseeable future. The Company's Revolving Credit Agreement with its principal lender prohibits the payment of cash dividends from CCC to AMT without the written consent of the lender, which could limit the Company's ability to obtain cash to pay dividends to its stockholders.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1996. The capitalization information set forth in the following table is qualified by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus and should be read in conjunction with such Consolidated Financial Statements and Notes thereto.

                                                                                          September 30, 1996
                                                                                          ------------------
Short-term Debt:
  Notes payable--affiliate.............................................................      $         0
  Current portion of term loan--bank...................................................          112,000
Long-term debt.........................................................................          364,001
Stockholders' Equity:
  Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized, no
    shares issued or outstanding.......................................................                0
  Common Stock, par value $.01 per share; 15,000,000 shares
    authorized, 3,849,272 shares issued and outstanding(1).............................           38,493
  Additional paid-in capital...........................................................       10,399,732
  Retained Earnings(2).................................................................          360,294
                                                                                             -----------
  Total stockholderholder's equity.....................................................       10,798,519
                                                                                             -----------
     Total capitalization..............................................................      $11,274,520
                                                                                             ===========


(1) Does not give effect to an aggregate of up to 756,692 shares of Common Stock issuable upon exercise of: (i) the Representative's Warrant to purchase up to 200,000 shares of Common Stock at a purchase price of $8.80 per share; and (ii) options outstanding as of September 30, 1996 to purchase an aggregate of 276,902 shares of Common Stock at a weighted average exercise price of $2.18 per share. See "Executive Compensation - 1996 Incentive and Nonqualified Stock Option Plan," "Certain Transactions," and "Selling Stockholder's Shares."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth selected statement of operations data of CCC for the year ended December 31, 1994 and the period from January 1, 1995 to December 19, 1995, which are derived from the consolidated financial statements of CCC that are included elsewhere in this Prospectus. Such financial statements were audited by Feldman Radin & Co., P.C., independent certified public accountants, whose report with respect thereto is included elsewhere in this Prospectus. The following table also sets forth certain financial data for AMT for the period from March 29, 1995 (inception) through December 31, 1995 and as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995, which are derived from the consolidated financial statements of AMT (combined with CCC for the 1995 period) that are included elsewhere in this Prospectus. Such financial statements, other than the financial statements as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995, were audited by Feldman Radin & Co., P.C., independent certified public accountants, whose report with respect thereto is included elsewhere in this Prospectus. Also set forth in the table are the combined and pro forma consolidated results of AMT and CCC for the year ended December 31, 1995 as if such acquisition had taken place on January 1, 1995. This data is qualified by reference to, and should be read in conjunction with, the unaudited pro forma consolidated statement of operations included elsewhere in this Prospectus. The results of operations of the Company for the six months ended June 30, 1996 may not be indicative of the results for the entire fiscal year ending December 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                                            Pro Forma
                                           Historical                                     Consolidated
                                           ----------                                     ------------
                                                                        Combined                   Combined         The
                                        CCC                 AMT        AMT & CCC      AMT & CCC    AMT & CCC       Company
                                        ---                 ---        ---------      ---------    ---------       -------
                                                           Period
                                            Period        March 29,
                                          January 1,        1995                                        Nine Months Ended (2)
                            Year Ended      1995 to    (inception) to   Year Ended    Year Ended   ------------------------------
                           December 31,  December 19,   December 31,   December 31,  December 31,  September 30,    September 30,
                               1994          1995           1995           1995         1995(1)         1995            1996
                               ----          ----           ----           ----         -------         ----            ----
STATEMENT OF OPERATIONS
  DATA:
Net sales.................     $15,943        $15,300       $  616         $15,916       $15,916       $12,033        $16,404
Gross Margin..............       2,105          2,260           98           2,358         3,106         2,004          4,139
Operating Expenses:
  Selling, general and
    administrative........       2,580          2,424          350           2,774         2,705         1,879          2,537
  Research and development         306            331            7             338           329           237            331
Income (loss) from
  operations..............        (781)          (495         (259)           (754)          (18)         (112)         1,270
Interest expense..........         567            585           18             603           600           584            403
Other expenses (income)...         977             --           --              --            --            --             --
Net income (loss).........      (2,325)        (1,080)        (277)         (1,357)         (618)         (697)           657
Net income (loss) per
  common shares...........                                   (0.18)                        (0.41)                        0.27
Weighted average number of
  common shares...........                                   1,517                         1,517                        2,552
OTHER DATA:
Depreciation expense......       1,264          1,214           43           1,257           420           954            409
Earnings (loss) before
  interest, depreciation
  and amortization........        (494)           719         (216)            503           502           841          1,469

                                                                                                                    The Company
                                                                                                                 September 30, 1996
                                                                                                                 ------------------
BALANCE SHEET DATA:
Working capital...........................................................................................             $ 6,779
Total assets..............................................................................................              15,252
Long-term debt............................................................................................                 364
Stockholders' equity (3)..................................................................................              10,799


(1) Includes pro forma adjustments to give effect to changes in: (i) depreciation and amortization (a decrease of $737,000), (ii) interest expense as a result of changes in the Company's debt structure (a decrease of $3,000), and (iii) certain compensation arrangements (an increase of $1,000), all as a result of the acquisition by AMT of CCC. See Unaudited pro Forma Consolidated Statement of Operations and Notes thereto.

(2) The results of operations and cash flows for the periods ended September 30, 1995 and 1996 represent those of CCC prior to its acquisition by AMT combined with the results of AMT during the same period. There were no intercompany transactions.

(3) The Company has never paid cash dividends on its Common Stock. See "Dividend Policy."


    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the Condensed Consolidated Financial Statements and Notes thereto.

OVERVIEW

         AMT was incorporated in Delaware on March 29, 1995 and operates in the advanced materials and technologies industries. AMT is a holding company with one operating subsidiary, Culver City Composites Corporation ("CCC"). AMT's activities for the period March 29, 1995 (inception) to December 19, 1995 produced no revenue, and were limited to the acquisition of CCC. On December 19, 1995 AMT acquired all the stock of CCC. The following discussion reviews the financial results of the Company for the three and nine month periods ended September 30, 1996, as compared to the financial results of CCC combined with AMT for the three and nine month periods ended September 30, 1995.

RESULTS OF OPERATIONS

Years ended December 31, 1995 and 1994

The Company's net sales during 1995 were $15,916,000, a decrease of approximately $27,000, or 0.2%, compared to net sales in 1994. In 1994 and 1995, the Company's primary customers in the commercial aircraft sector of the aerospace industry continued to experience lower aircraft build rates than in the years prior to 1991. The Company, however, was able to increase sales in this sector by approximately $500,000 due to increased business from existing customers under a new aircraft engine program, which offset declines in shipments to other customers and the nonrenewal of one contract with one commercial aircraft customer. Boeing has announced increased build rates for the latter part of 1996 and 1997, which the Company believes should result in higher demand for the materials it produces for aircraft interiors and commercial jet engines. In the defense sector, an increase in funding for the particular programs the Company supplies led to an approximate $400,000 increase in sales in 1995. The Company believes that sales to this sector may improve in the latter half of 1996, as a result of the Company's recently completed qualification of a high-temperature advanced composite containing PMR-15 resin for use in engines manufactured by General Electric to be used on the U.S. Navy's F-18 E/F fighter plane. Sales to the communication industry declined $900,000 because of the timing of purchases by the Company's largest customer in that industry. That customer has typically made large purchases every two years as it builds inventory, and it made significant purchases in 1994 that were not repeated in 1995. In 1996, the two-year cycle and a new qualification leads the Company to expect that this customer will increase its purchases over 1994 levels, although the Company does not have a commitment from the customer to do so.

The Company believes that in 1995 customers remained cautious in committing to purchase composites from the Company pending the consummation of the purchase of CCC in December, 1995.

Two customers, Boeing and General Electric, accounted for approximately 30% of 1995 sales, compared to approximately 31% of 1994 sales. The Company's twenty largest customers accounted for approximately 73% of sales in 1995 and 74% of sales in 1994.

In the fourth quarter of 1995, the Company's major suppliers informed the Company that fiber material prices, which had remained stable in 1994 and most of 1995, would likely increase in late 1995 and 1996. To date, the Company has been able to pass on most of these price increases to its customers.

For the year ended December 31, 1995, the Company realized a gross margin of $2,358,000, or 14.8% of sales, an increase of $253,000 or 12% over 1994. The improvement was a result of management's continued effort to increase product yield by reducing scrap (an improvement of approximately $100,000) and to reduce overhead. Staff costs declined slightly, due to reductions in staff and a decrease in manufacturing management salary levels. The unionized staff received cost of living adjustments in 1994 and 1995. Insurance costs declined approximately $100,000, due to an improved safety record which allowed the Company to negotiate lower rates with a new carrier. Cost of natural gas declined approximately $100,000 due to more efficient usage and lower negotiated rates. Other costs increased by approximately $47,000.

Selling, general and administrative expenses were $2,774,000 or 17.4% of sales, in 1995, an increase of $194,000 or 7.5% over the 1994 total. Most of the increase was due to expenses incurred by AMT in connection with the acquisition of CCC. If the Company is successful in making additional acquisitions, the Company intends to allocate to any additional operating entities a pro rata share of the Company's general overhead. A reduction in management salaries in early 1995 partially offset the increases in expenses resulting from use of temporary help and overtime pending the closing of the sale of CCC to AMT. In addition, new sales commission agreements added approximately $100,000 to 1995 expenses.

Research and development expenses were $338,000 in 1995, an increase of approximately $32,000, or 10.5%, from the 1994 amount. These expenses were 2.1% of sales in 1995 and 1.9% of sales in 1994.

Interest expense was $603,000, or 3.8% of sales, for 1995, an increase of $36,000 or 6.3% over interest expense for 1994. Debt levels increased slightly in the latter part of 1995, with an increase in inventory required by a major customer and a higher amount of receivables financed. Interest rates were constant.

Other expenses of $977,000, or 6.1% of sales, were incurred in 1994. During that year, the Company reduced the space needed to manufacture its products and, as a result, one leased facility became surplus. The costs associated with the lease were expensed in 1994. In addition, the Company settled certain litigation at a cost of $450,000.

As of December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of which, due to the change-in-ownership provisions of Section 382 of the Internal Revenue Code, the amount available to offset future taxable income of the Company is limited to approximately $320,000 per year for the next fifteen years.

Nine Months Ended September 30, 1996 and September 30, 1995

         Sales were $16,404,000 (compared to $12,033,000), an increase of $4,371,000 or 36% over the corresponding period in 1995. The Company estimates that volume increases accounted for over three quarters of the increase and price increases accounted for the remainder. Boeing and GE remained as the Company's largest customers.

         For the nine months ended September 30, 1996, the Company realized a gross profit margin of $4,139,000, or 25% of sales (compared to 17% of sales), an increase of $2,135,000 over the corresponding period of 1995. The improvement was a result of a decrease in fixed and variable costs of manufacturing which more than offset an increase in materials.

         Selling, general and administrative expenses increased $646,000 or 34% to $2,526,000 as the Company added additional experienced staff in sales, sales support, investor relations, and administration.

         Research and development expenses were $331,000 in the first half of 1996, an increase of $94,000 or 40% over the comparable period of 1995. The Company intends to continue to expand these activities to develop new products (including the new Siloxirane resin system) and to qualify its products for additional aerospace uses.

         Interest expense was $403,000 for nine months, a decrease of $584,000. Debt levels in the first half of 1996 were approximately 50% what they were in 1995, although the interest rate was substantially higher. The decrease was due to the reduction of debt in July, 1996 when the Company used the proceeds from the IPO to repay all interest bearing debt except the term loan of $476,000.

         As of September 30, 1996, the Company had net operating loss carry forwards for federal income tax purposes. Due to the change-in-ownership provisions of Section 382 of the Internal Revenue Code, the amount available to offset future taxable income of the Company is limited to approximately $320,000 per year for the next fifteen years.

         The unusual loss of $28,586 after tax ($39,127 pre tax) consists of costs connected with the early retirement of a loan made by an affiliate of the Company.

LIQUIDITY AND CAPITAL RESOURCES

         The Company used $5,657,546 to acquire CCC on December 19,1995. The Company financed the purchase of CCC with loans aggregating $3,150,000 from an affiliate and borrowings under its Revolving Credit Agreement. The Revolving Credit Agreement consists of a $560,000 term loan and a $4,440,000 Revolving Facility, with borrowing levels tied to a formula based on inventory and accounts receivable. The borrowings under the Revolving Credit Agreement are secured by all the assets of the Company. The Company paid approximately $4,900,000 to purchase the shares of CCC and approximately $700,000 with respect to closing and pre-closing expenses.

         For the nine month period ended September 30, 1996, cash used in operations was $656,000, as cash generated (including a $123,000 decrease in inventory due to lower levels of work in process), was not sufficient to fund the increase in receivables ($1,386,000) resulting from the increase in sales and a decrease of $767,000 in accounts payable (to bring suppliers to their credit terms). The $277,000 increase in prepaid expenses and other current assets consists to a large extent of insurance prepaid at the end of the second quarter. These items were offset by an increase of $356,000 in accrued expenses.

         On July 5, 1996 the Company completed an initial public offering for the sale of 2,000,000 shares of its common stock at $5.50 per share. Subsequently, on July 26, 1996, the underwriter exercised an IPO related option to purchase an additional 296,000 shares at $5.50 per share. The proceeds were used to repay the outstanding loans under the Revolving Facility and repay loans of $3,150,000 and interest of $172,000 to an affiliate. The Company may reborrow as needed under the Revolving Facility. The remaining funds have been invested in short term investment grade securities pending their use to fund potential acquisition and capital expenditures. The Company's common stock is traded on both the Nasdaq SmallCap Market (symbol "AMTK") and the Pacific Stock Exchange (symbol "MTK").

         Capital expenditures were $136,000 for the nine months ended September 30, 1996. The Company plans to expend over $500,000 to install three new liquid bulk storage tanks, modify its resin mixing facilities, and purchase additional testing equipment.

         The backlog at September 30, 1996 was $6.6 million.

         The Company believes that existing cash, short term investment balances, available borrowings under the Company's Revolving Credit Agreement, and cash flows from operations will be sufficient to meet currently projected needs for working capital and capital expenditure for the next fiscal year. These needs do not include the impact of any acquisition the Company may make.


FACTORS THAT MAY EFFECT FUTURE RESULTS

         Except for the historical material contained herein, the matters discussed in this report are forward-looking statements under the federal securities laws. The Company advises readers not to place undue reliance on such statements, in light of risks and uncertainties to which they are subject. The reader's attention is particularly drawn to the Risk Factors identified in the Company's June 27, 1996 Prospectus, incorporated hereto by reference, which could affect the Company's performance, and could cause actual results to differ materially from any forward-looking statements with respect to future periods.

                               BUSINESS

GENERAL DEVELOPMENT OF BUSINESS

     AMT was incorporated in Delaware in March 1995. AMT had no material operations until December 19, 1995, when it acquired Structural Polymer Systems, Inc. (renamed Culver City Composites Corporation), from a subsidiary of Montedison S.p.A., an Italian multinational conglomerate which in turn had acquired it from Ferro Corporation in 1991. AMT financed the purchase of CCC with loans aggregating $3,150,000 from Palomar (see "Certain Transactions"), and borrowings under its Revolving Credit Agreement.

THE COMPANY

     The Company manufactures and sells advanced composites, which are a combination of high performance reinforcement fabrics or fibers (such as fiberglass, carbon, or aramid) and a plastic resin (such as epoxy, phenolic, or polyimide). The Company coats or impregnates the fabrics or fibers with resins to produce a "prepreg." The combination of high performance reinforcement fabrics or fibers with plastic resins forms an advanced composite with exceptional structural properties. The Company believes it is a leader in sales of advanced composites containing PMR-15 resin, which are used in high-temperature jet engine applications, and a leading supplier of advanced composites used in aircraft interiors.

     The Company sells its products to the following markets: aerospace, including transportation (aircraft and mass transit) and communications (communications satellites and their launchers); defense (military aircraft, naval vessels, defense systems, and military support equipment); and recreation
(skis). Major customers include: The Boeing Company, General Electric Company, Lockheed Martin Corporation, McDonnell Douglas Corporation, de Havilland Inc., the Aerojet division of GenCorp Inc. and Daimler-Benz AG. See "Risk Factors -- Dependence on Major Customers."

     The Company's business strategy is to achieve profitability through increased utilization of existing plant capacity and acquisitions of companies with complementary businesses. There can, however, be no assurance that the Company will be able to achieve profitability. The Company is currently operating significantly below the capacity of its facilities and management believes that it could expand its business and rapidly increase revenues without material additional capital expenditures. Although the Company suffered losses in 1994 and 1995, it believes that it is well positioned to capitalize on certain currently improving industry trends, including announced increases in the build rate for commercial aircraft, the increased use of advanced composites in sporting goods, and the recently approved use of advanced composites in infrastructure applications such as reinforcement of freeway bridge columns. Increased demand, if any, for advanced composites as a result of these trends may not occur immediately; in particular, any increase in aircraft procurement is not expected to have a material impact on the Company's sales to the aerospace market before the fourth quarter of 1996. However, the Company believes that in general these trends, coupled with the decrease in available capacity caused by other companies' plant shutdowns during the past few years, will lead to increased demand for product from the remaining advanced composite manufacturing companies. In addition, the Company plans to acquire companies in the advanced materials and technologies industries that the Company believes will enable it to expand its customer base, reduce costs, and offer new products. The Company believes that many companies with annual sales under $30 million which originally developed advanced materials and technologies for the defense industry are now potentially available for purchase and consolidation by the Company. The Company has no commitments or agreements with respect to any acquisition. See "Risk Factors -- Limited Operating History; Recent Operating Losses; Working Capital Deficiency" and "-- Risks Inherent in Possible Future Unspecified Acquisitions."

     The foregoing paragraph contains statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated in such forward-looking statements.

INDUSTRY BACKGROUND

     The advanced composites industry had its origins in the early stages of the Cold War and the military's need for strong, lightweight materials to replace metal parts on rockets, missiles, satellites, and aircraft. From that start, uses of advanced composites expanded into the fields of commercial aircraft, recreation, construction, communications, printed circuit boards, boats, automobiles, and civil infrastructure. CCC and its predecessors were involved in the commercial aerospace, defense, communications, and, peripherally, the printed circuit board markets. These markets grew at a rate the Company estimates to be approximately 20% per annum from the 1960s through 1991, as a result of increased defense spending and greater demand for commercial aircraft. From that peak, over the next four years sales declined a total of approximately 30%, due to simultaneous downturns in defense spending and the commercial aircraft build rate. The advanced composites industry as a whole grew slightly during this period, due to increases in non-aerospace markets. As a result of this downturn, certain manufacturers of advanced composites in the aerospace industry closed production facilities and consolidated from 1991 through 1995.

     The Company believes that annual sales in the commercial aircraft segment of the aerospace industry reached a five-year low in 1995, and expects sales in the segment to increase in the near term. Commercial aircraft manufacturers, such as Boeing, have announced projected increases in their requirements. According to Boeing's 1996 Current Market Outlook, airlines will require 12,000 new commercial airplanes over the next 20 years due to anticipated increases in worldwide air travel, and an additional 3,900 new airplanes will be needed over the next 20 years to replace aging airplanes presently in service. The Company believes defense spending on new aircraft and missiles may increase slightly after a decline of approximately 40% in the U.S. government aircraft procurement budget since 1987. In addition, new uses have been developed for advanced composites. For instance, in the infrastructure segment, the California Department of Transportation has recently approved the use of advanced composites to retrofit freeway bridge columns to make them better able to withstand earthquakes.

     In the defense and aerospace markets, manufacturers of advanced composites are generally selected to supply an advanced composite from one month to several years in advance of actual use in production by the customer. Typically, a manufacturer developing a new product, such as a commercial aircraft, will set forth specifications for a part or component. Advanced composites manufacturers develop and supply an advanced composite meeting the called for specifications. An advanced composite is deemed "qualified" for use in production when the customer determines that the manufacturer's product and production process meet its specifications. The qualification process for any given product is lengthy and expensive, and there can be no assurance that, once it is begun, the manufacturer will successfully qualify a given product or recoup the costs invested in the product's development. Once the advanced composite is qualified, the customer is not likely to qualify alternative suppliers. Nevertheless, revenues from any particular part or component will depend upon market demand for the customer's product.

STRATEGY

     The Company's strategy is to expand its business by utilizing its existing excess plant capacity to meet expected increases in demand for aircraft, to increase its market share by offering new products to existing customers, and to offer existing products to new markets such as recreation and infrastructure, while continuing the cost reduction efforts begun in mid-1994. In addition, the Company plans to grow through acquisitions of companies in the advanced materials and technologies industries, where the Company believes there are numerous opportunities to expand its customer base, reduce costs, and obtain new products. There can be no assurance, however, that the Company will achieve these goals. See "Risk Factors -- Limited Operating History; Recent Operating Losses; Working Capital Deficiency" and "-- Risks Inherent in Possible Future Unspecified Acquisitions."

     The Company believes that it is well positioned to meet the anticipated increases in market demand because it has approximately 70% excess capacity in its Culver City plant, which it believes will enable it to expand its business rapidly and increase revenues without material additional capital expenditures, and because of its established relations with the major aircraft manufacturers and their subcontractors. See "Risk Factors -- Dependence on Major Customers." The Company has also recently intensified attempts to seek customer qualification for products for both aerospace and non-aerospace applications for existing and new customers. For example, in early 1996 the Company qualified as a sole source supplier for two new defense and communications programs, from which the Company expects to derive revenues commencing in 1997. However, no assurance can be given that these qualifications will result in orders. See "Risk Factors -- Dependence on U.S. Government Spending."

     The Company believes it will also grow by introducing its existing products to new markets and by introducing new products to its existing markets. For instance, the Company recently shipped a modified aerospace product to a ski and snowboard manufacturer. Also, in the first quarter of 1996, the Company entered into a joint venture agreement with Advanced Polymer Sciences, Inc. ("APS"), pursuant to which the Company will produce, and the joint venture will market, advanced composites products containing APS's patented Siloxirane high-temperature resin system to the Company's customer base.

     The Company intends to use approximately $3,750,000 of the proceeds from its initial public offering to acquire companies that sell to the same customers as the Company or make similar products. The Company believes that the recent contraction in the aerospace and defense industries has increased competitive pressure on many smaller companies. The Company believes that many companies with annual sales under $30 million which originally developed advanced materials and technologies are now potentially available for purchase and consolidation by the Company. See "Risk Factors -- Risks Inherent in Possible Future Unspecified Acquisitions."


     The foregoing paragraphs contain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated in such forward-looking statements.

PRODUCTS

General. Advanced composites are a combination of two different materials: high-performance reinforcement fabrics or fibers (such as fiberglass, carbon, or aramid) and a plastic resin. The Company impregnates these reinforcement fabrics or fibers with resins to produce a "prepreg." The combination of high-performance reinforcement fabrics or fibers with plastic resins forms a composite material with exceptional structural properties not found in fabrics/fibers or resins alone. Most of the advanced composites are sold by the Company as fabrics, but a small percentage of the Company's products is made from fibers aligned into unidirectional tapes.

     The Company has qualified its advanced composites to meet over 200 specifications for use in the defense, aerospace, and communications markets. Approximately 30% of the Company's annual sales are derived from contracts where the Company is the sole source supplier on certain parts for commercial aircraft and satellite launchers, as well as parts for defense applications. It has been the Company's experience that customers rarely change suppliers for a qualified composite. The Company believes that while the qualification process protects it to a certain degree from competition, and assures it of some revenues during the life of the program or product for which the Company's advanced composite has been qualified, the qualification process also tends to hinder the Company's ability to increase its market share and compete in new markets. The Company believes the qualification process for industries other than defense and aerospace may be less costly and more rapid. Despite the Company's established relationships with its most significant customers, there can be no assurance that the Company will qualify as a supplier for future projects. See "Risk Factors -- Intense Competition in Advanced Composites Industry."

     In 1995, approximately 70% of the Company's sales were products for which it was one of two or more qualified sources of supply for the customer. In such a situation, the customer may divide its orders among suppliers according to a preset allocation or may ask for quotes from each qualified supplier prior to issuing the purchase order. In the latter case, the rapidity with which the Company can fulfill the order is frequently more important than being the lowest bidder.

     The Company's contracts to supply materials for military and some commercial projects contain provisions for termination at the convenience of the customer. See "Risk Factors -- Possible Termination of Certain Customer Contracts."

     S-2(R) and E-Type Fiberglass. Approximately 50% of the Company's sales are derived from prepregs made from standard S-2(R) and E-type fiberglass. These materials are low-cost, lightweight, exhibit high strength, and are used in overhead bins, seats, lavatories, and other items in aircraft and train interiors.

     Carbon Fiber. Approximately 30% of the Company's sales are derived from prepregs made from carbon fiber. Carbon fiber exhibits high strength and stiffness relative to weight and is sold primarily for aerospace and recreational uses.

     Aramid, Quartz, and Ceramic Fibers. Approximately 20% of the Company's sales are derived from prepregs made from aramid, quartz, and ceramic fibers. Aramid fiber is exceptionally resistant to impact and is used in aircraft and various armor protection applications. Quartz and ceramic fibers are resistant to extremely high temperatures and are used in various aerospace and general industrial applications.

     Resins. The Company's resins include epoxy, phenolic, and polyimide. Epoxy resins are used in a wide variety of applications including aircraft interiors, radomes, helicopter blades, rocket nozzles, and other applications.

     Among the phenolic resins, which are mainly used to make interiors for commercial aircraft, the Company recently developed its "2400 series," which the Company believes has the lowest smoke, fire, and toxicity rating of any resin system used in commercial aerospace applications. The Company anticipates that this resin system will replace older systems of its competitors, as products using older resins systems are phased out and opportunities arise for the Company to qualify its 2400 series for new commercial aerospace products.

     Polyimides are high-temperature resins used in missiles, rockets, and aircraft engines. The major polyimide system is PMR-15, which was developed by NASA and which the Company produces under a no-fee license. The Company believes it has a competitive advantage in that it has significant experience with the difficult manufacturing process for PMR-15. The Company believes that it is the largest producer of PMR-15 in the market.

SALES AND MARKETING

     A staff of salaried salespeople markets the Company's products directly to customers in the U.S. The Company uses independent distributors and/or manufacturer's representatives for international markets.

     In 1994 and 1995, the Company sold its advanced composites to the following markets: aerospace, including transportation (aircraft and mass transit) and communications (communication satellites and their launchers); and defense (military aircraft, naval vessels, defense systems and military support equipment). The following table sets forth the percentage of the Company's sales made to each of these markets in the years indicated:

SALES BY MARKET:                      1994       1995
                                      ----       ----
Aerospace:
   Transportation ..............        69%        73%
   Communications ..............        11          5
Defense ........................        20         22
                                       ---        ---
            Total ..............       100%       100%
                                       ===        ===

Exports as a percentage of sales        15%        16%


         In 1996, the Company commenced sales of advanced composites for skis in the recreational market.

CUSTOMERS

     Sales to the Company's two largest customers, Boeing and General Electric, accounted for approximately 31% of net sales in 1994 and approximately 30% in 1995. The Company's twenty largest customers accounted for approximately 74% of sales in 1994 and approximately 73% of sales in 1995. The loss of any of these customers could have a material adverse effect on the Company and its business. See "Risk Factors -- Dependence on Major Customers."

MARKET

         The Company estimates that industry sales to the advanced composites markets in which it competes totaled approximately $800 million worldwide in 1995, with approximately $480 million of those sales in North America. The Company believes that the market growth rate for advanced composites in the past has been closely correlated to the overall build rate of commercial and military aircraft, because these customers constitute by far the largest source of demand. The Company believes this will continue to be the case for the next several years. Beyond that time, the Company expects that growth will be propelled by new uses, particularly in the infrastructure markets where over time, the Company believes, the use of advanced composites will increase significantly.

         Commercial aircraft build rates, based on the estimated number of aircraft delivered, declined approximately 30% from 1992 to 1995. The Company believes that, as a result of this decline, many advanced composite businesses suffered losses in those years. Major aircraft builders have announced slight increases in their build rates for 1996 and larger build rates for 1997. Based on information provided by a major customer, the Company believes the commercial aircraft build rates will remain at the projected 1997 level through the end of the century.

         The Company believes that the advantages of lower weight and resulting fuel economy will cause aircraft manufacturers to use increasing amounts of advanced composite materials, particularly in newer models and development programs. For example, recently developed military aircraft, such as the stealth fighter and the B-2 bomber, contain a higher percentage by weight of advanced composites than the older aircraft they replace. The use of advanced composites has increased in commercial aircraft also, but in a much less dramatic fashion. Advanced composites are now used in overhead bins, seats, lavatories, and other items in aircraft. The Company believes that the use of advanced composites in commercial aircraft will continue to increase.

         The Company believes that activity within the military aerospace industry fluctuates in relation to world tensions and the attitudes of the then current administration and Congress toward defense spending. Since 1987, the aircraft procurement budget of the U.S. Department of Defense has declined by approximately 40%.

         The foregoing paragraphs contain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated in such forward-looking statements.

MANUFACTURING

         To manufacture its products, the Company uses both vertical treaters and horizontal treaters, as well as unidirectional tape and roving lines. The Company believes that the equipment is well maintained and is operating at approximately 30% of capacity.

         The Company typically makes products to customer's predefined specifications once it has received a firm purchase order. The specifications can include materials to be used, testing results to be obtained, and the procedure to use when making the product. The Company maintains an inventory of the most commonly used fibers, fabrics, and resins. Other items are purchased specifically for that customer's order.

         On average, the prepregging process requires less than one day to fill an order. Aerospace, defense, and communication customers typically require the Company to conduct testing on the product both during the process and once the material is manufactured. The duration of these tests ranges from a few minutes up to 15 days. The Company ships products when the material has successfully passed the required tests.

COMPETITION

         The market for advanced composite materials is highly competitive. In the production and sale of advanced composites, the Company has numerous U.S. and foreign competitors on a world-wide basis, at least six of whom (Cytec Inc., Hexcel Corporation, Fiberite, Inc., Toray Industries, Inc., Mitsubishi Chemical Corporation, and Mitsubishi Rayon Co., Ltd.) are considerably larger than the Company in size and financial resources. To the Company's knowledge, in the aerospace and defense markets it is the seventh-largest manufacturer of advanced composites. In addition, the Company competes with many smaller U.S. and foreign manufacturers. The Company has focused on specific niche markets and specialty products within markets to gain market share. Depending upon the material and markets, relevant competitive factors include price, delivery, service, quality, and product performance. See "Risk Factors -- Intense Competition in Advanced Composites Industry."

RAW MATERIALS

         The Company purchases all raw materials used in production. One supplier accounted for over 70% of total fabric supply in the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996. The Company believes it has a satisfactory relationship with that supplier, and that if that supplier were unable to supply it the Company would be able to obtain fabric from other suppliers. However, there is no assurance that such other suppliers would offer fabric on the same favorable terms and conditions. In addition, several key raw materials are available from relatively few sources. If raw materials were no longer available, which the Company does not anticipate, such an occurrence could have a material adverse effect on operations. See "Risk Factors -- Dependence on Suppliers."

BACKLOG

         The backlog of orders to be filled in the next twelve months totaled approximately $6.6 million at September 30, 1996. Orders for advanced composites generally lag behind the award of orders for new aircraft by a considerable period. Thus, the anticipated increase in new aircraft procurement is not expected to have a material impact on the Company's sales to the aerospace market before the fourth quarter of 1996. Historically, backlog has not been a meaningful indicator of revenues for a particular period.

RESEARCH AND DEVELOPMENT

         In manufacturing its products, the Company relies primarily upon technology derived from the field of polymer chemistry, as well as advanced engineering and assembly of composite structures. With a few exceptions, all of the resin formulations used by the Company in its manufacturing operations are proprietary and have been developed in its research and development laboratories.

PATENTS AND PROPRIETARY INFORMATION

         The Company's ability to compete effectively depends in part on its ability to protect its proprietary information. The Company relies primarily on trade secret laws and confidentiality procedures to protect its proprietary resin formulations. The Company has not filed any patent applications with respect to its intellectual property. See "Risk Factors -- Dependence on Unpatented Proprietary Technology; Risk of Infringement."

ENVIRONMENTAL MATTERS

         Environmental control regulations have not had a significant adverse effect on the overall operations of the Company. The Company believes that it is in compliance in all material respects with all applicable environmental laws and regulations.

         An environmental site assessment authorized by Montecatini U.S.A., Inc., a subsidiary of Montedison S.p.A. and the former owner of CCC, determined that there had been a leak of acetone into the ground at the Culver City manufacturing facility. Although acetone is not on the federal hazardous substances list, it is on California's hazardous substances list. The terms of the Purchase Agreement by and between the Company and Montecatini U.S.A., Inc. provide for certain limited indemnification of the Company for this liability. In addition, Ferro Corporation agreed to indemnify the former owner of CCC against environmental liabilities. Nevertheless, there can be no assurance that the indemnification provided by Montecatini U.S.A., Inc. or Ferro Corporation will be sufficient to pay the full extent of any potential liability for remediation or any damages to third parties caused by the acetone leak, nor can there be any assurance that the Company will be able to obtain indemnification from Ferro Corporation. See "Risk Factors -- Manufacturing Activities Subject to Extensive Government and Environmental Regulation."

PERSONNEL

         The Company had 84 full-time employees on September 30, 1996. Of these employees, 54 were in manufacturing and the remainder were administrative, sales, engineering, marketing, and clerical employees. A total of 47 of the employees are represented by the Stove, Furnace, and Allied Appliance Workers Division, International Brotherhood of Boilermaker, Iron Ship Builders, Blacksmiths, Forgers and Helpers, under a contract that expires April 30, 1997. Management believes labor relations to be generally good.

FACILITIES

         The Company leases a 40,000-square foot corporate headquarters and research and development facility in Los Angeles, California. A second facility of 37,000 square feet, located nearby in Culver City, California, houses the main manufacturing plant. The leases are for terms of ten years, ending in 2005 and 2006, and may be extended for another ten years at the Company's option. Because the Company's manufacturing facility is estimated to be currently operating at 30% of its maximum capacity, the Company believes it can increase production by approximately 200% without significant additional capital expenditures.

LEGAL PROCEEDINGS

         From time to time, the Company may be involved in litigation from claims arising from its operations in the normal course of business. As of the date of the Prospectus, the Company is not a party to any legal proceedings the outcome of which, in the opinion of management, would have a material adverse effect on the Company's results of operations or financial condition.

                                   MANAGEMENT

         The current executive officers and directors of the Company are as follows:

EXECUTIVE OFFICERS AND DIRECTORS

NAME                                        AGE      POSITION
----                                        ---      --------

Steven Georgiev.....................        61       Chairman of the Board of Directors
Paul W. Pendorf.....................        55       President, Chief Executive Officer and Director
William A. Timmerman................        50       Chief Financial Officer
Robert V. Glaser....................        44       Director
Buster C. Glosson...................        54       Director
Philip D. Cunningham................        56       Director of Operations, Culver City Composites
                                                     Corporation
Leslie Jay Cohen, Ph.D..............        55       Director of Business Development, Culver City
                                                     Composites Corporation

         The Company currently has four directors. All directors are elected to hold office until the next annual meeting of shareholders of the Company and until their successors have been duly elected and qualified. Officers are elected to serve subject to the discretion of the Board of Directors and until their successors are appointed. There are no family relationships among executive officers and directors of the Company.

         Steven Georgiev has been Chairman of the Board of Directors of the Company since its inception in March 1995. Mr. Georgiev is also Chairman and Chief Executive Officer of Palomar. Palomar owns 463,664 shares of Common Stock of the Company. Mr. Georgiev was named Chairman of Palomar in 1991 and President and CEO of Palomar in 1993. Palomar designs, manufactures, and markets lasers, delivery systems and related disposable products for use in medical and cosmetic procedures, and also manufacturers and distributes flexible circuit boards and personal computers. Mr. Georgiev has served as a financial consultant to emerging high growth companies, and has served as a director of Excel Technologies, Inc. since 1992. Mr. Georgiev has agreed to serve as a director of Dynagen, Inc., a public company, beginning in October 1996. He was a director at Cybernetics Products, Inc., a publicly held company, from 1988 to 1992 and a director at XXsys Technologies, Inc., a publicly-held company engaged in developing advanced composites for use in infrastructure repair and design ("XXsys"), from 1993 to 1995. Mr. Georgiev was Chairman of the Board of Directors of Dynatrend, Inc., a publicly traded consulting firm that he co-founded in 1972, until 1989. Mr. Georgiev received a B.S. degree in Engineering Physics from Cornell University and an M.S. degree in Management from the Massachusetts Institute of Technology, where he was a Sloan Fellow.

         Paul W. Pendorf has been President and Chief Executive Officer and a director of the Company since its inception in March 1995. Prior to that, Mr. Pendorf served from 1991 to 1995 as President and Chief Executive Officer and a director of XXsys. He was a consultant to XXsys from 1990 until he was named President. From 1989 to 1990 he was a Vice President of Quadrax Corporation, a publicly traded advanced composites company. From 1985 to 1989 Mr. Pendorf held a series of senior executive positions with ICI Fiberite, a subsidiary of Imperial Chemical Industries ("ICI") engaged in the advanced composites business. From 1982 to 1985, he was Director of International Ventures of Beatrice Chemicals Group (acquired by ICI in 1985), where he worked extensively in expanding Beatrice's composites business. Prior to his involvement in the composites industry, Mr. Pendorf held executive positions with American Cyanamid Company (now part of American Home Products Inc. and Cytec Inc.), Virginia Chemicals Company (now part of Hoechst Celanese Corp.), and Pfizer, Inc. Mr. Pendorf received a B.S. degree in Chemical Engineering from the University of Maryland and an M.S. degree in Management from Rensselaer Polytechnic Institute.

         Robert V. Glaser has been a director of the Company since July 1996. Mr. Glaser is the founder and Chief Executive Officer of MapleWood Inc., a private company formed in 1995 ("MapleWood") that undertakes corporate investments for its own account and provides merger and acquisition advisory services to others. Prior to the foundation of MapleWood, Mr. Glaser was a member of the worldwide

Management Committee of the Investcorp group of companies (the "Investorp Group"), from 1983, the first year of the Investcorp Group's operation, through 1995. From 1987 to 1995, he was a member of the board of directors of Investcorp International Inc., the U.S. arm of the Investcorp Group. From 1983 to 1987, Mr. Glaser was employed by other entities of the Investcorp Group. The Investcorp Group invests, for its own account and on behalf of its clients, in corporate and real estate investments in the United States and Europe. During his career at Investcorp, Mr. Glaser was active in numerous areas of corporate acquisitions for Investcorp, including: the screening, evaluating and selecting of acquisition targets, overseeing the due diligence process, leading negotiations with sellers, arranging senior and subordinated financing for companies acquired, overseeing companies acquired, and selling investments. During this period, Mr. Glaser worked on numerous acquisitions and sat on over a dozen boards of directors of acquired companies on Investcorp's behalf. Prior to joining the Investcorp Group in 1983, Mr. Glaser was employed by The Chase Manhattan Bank, N.A. for 10 years, and was a vice president at the time of his departure. Mr. Glaser is currently a director of Atlas Air, Inc. Mr. Glaser is a member of the Board of Trustees of the National Foundation for the Advancement of the Arts and the Greater Miami Chamber of Commerce. He is also a member of the National Association of Corporate Directors.

         Lt. Gen. Buster C. Glosson (USAF ret.) has been a director of the Company since July 1996. Gen. Glosson has been a director of Palomar since September 1996. From 1965 until June 1994, he was an officer in the United States Air Force ("USAF"), most recently as a Lieutenant General and Deputy Chief of Staff for plans and operations, Headquarters USAF, Washington, D.C. Gen. Glosson is a veteran of combat missions in Vietnam and, during the Gulf War, he commanded the 14th Air Force Division and was director of campaign plans for the United States Central Command Air Forces, Riyadh, Saudi Arabia. Gen. Glosson is Chairman and CEO of Alliance Partners Inc., an investment holding company developing international oil and power projects. In 1994 he founded and has since served as President of Eagle Ltd., a consulting firm concentrating on international business opportunities in the high-technology arena. He has served as a director of GreenMan Technologies, Inc., a publicly traded company, since August 1994. Gen. Glosson received a B.S. degree in Electrical Engineering from North Carolina State University.

         William A. Timmerman has been Chief Financial Officer of the Company since its inception in March 1995. Prior to that, Mr. Timmerman was Chief Financial Officer and Secretary of XXsys from 1994 to 1995. From 1993 to 1994, he was Chief Financial Officer of Trion Capitol Corporation, a real estate development firm based in San Diego. Prior to that, he was President and served on the boards of directors of several private entrepreneurial companies, including serving as President and Chief Executive Officer from 1990 to 1993 of The France-USA Link, Inc., a company he founded that manufactured and distributed recreational products. Earlier, he was with Chase Manhattan Bank for 11 years, during which time he served in the New York headquarters, as well as in Paris, France and the Ivory Coast. He was named a Vice President with Chase Manhattan Bank in 1978. He received a B.A. degree in Philosophy from Washington and Lee University, an MBA in Economics from New York University, and a Certificate d'etudes from L'Institute des Etudes Politiques in Paris, France.

         Philip D. Cunningham has been Director of Operations of CCC since January 1996. From 1994 to 1995, Mr. Cunningham served as a Plant Manager for Bio-Rad Laboratories, a company engaged in chemical reagent manufacturing and packaging. For the ten years prior to that, he managed Hexcel Corporation's Livermore, California advanced composites plant, one of the largest such plants in the world. For the eleven years prior to that, he held various executive and manufacturing positions with Stauffer Chemical Company and E.I. Dupont de Nemours, Inc. Mr. Cunningham holds a B.S. degree in Chemical Engineering from the Massachusetts Institute of Technology.

         Leslie Jay Cohen, Ph.D. has been Director of Business Development of CCC since April 1996. In 1995, Dr. Cohen elected early retirement from McDonnell Douglas Corporation after a 29-year career. He was a private consultant to industry prior to joining the Company. From 1993 to 1995, Dr. Cohen was Director of Advanced Programs for McDonnell Douglas Aerospace - Huntington Beach and was responsible for all new business development in Russia and the Commonwealth of Independent States. From 1988 to 1993, Dr. Cohen served as the Program Manager for the U.S. Army/McDonnell Douglas Aerospace Neutral Particle Beam Space Experiment - NPBSE, and was responsible for the cost, scheduling and technical performance of the experiment. For ten years prior to that, he held various management positions with McDonnell Douglas Aerospace. Dr. Cohen holds B.S., M.S., and Ph.D. degrees in Civil Engineering from Carnegie Institute of Technology, and was a Fulbright-Hayes Post-Doctoral Fellow at the Technion-Israel Institute of Technology. Dr. Cohen received the Gold Medal for Science and Technology from the U.S.S.R. Academy of Sciences and is an Academician of the International Academy of Engineering.

COMPENSATION OF DIRECTORS

         The Company's directors do not currently receive any cash compensation for service on the Board of Directors, but directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. Under the terms of the 1996 Incentive and Nonqualified Stock Option Plan (the "Stock Option Plan"), each year directors who are not employees of the Company automatically receive options to purchase 5,000 shares of the Company's Common Stock with a per share exercise price equal to the fair market value of a share of Common Stock at the time of grant. Mr. Georgiev has waived his right to receive such options for 1996. See "Executive Compensation -- 1996 Incentive and Nonqualified Stock Option Plan." In accordance with Company policy, directors who are employees of the Company serve as directors without compensation.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase or redemption that is illegal under
Section 174 of the Delaware General Corporation Law ("Delaware Law") or (iv) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of the Company's Certificate of Incorporation is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above. The provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.

The Company's Certificate of Incorporation and By-laws further provide for the indemnification of the Company's directors and officers and persons who serve at the request of the Company as directors, officers or other agents of other entities to the maximum extent permitted by Delaware Law, including circumstances in which indemnification is otherwise discretionary. The Company has entered into indemnity agreements with each of its current directors which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by Delaware Law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and the advancement of expenses are discretionary under Delaware Law.

A principal effect of these provisions is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above. These provisions may also shield directors from liability under federal and state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning compensation earned in the fiscal year ended December 31, 1995 by the Company's Chief Executive Officer and Chief Financial Officer (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM COMPENSATION
                                                                 ANNUAL COMPENSATION(1)         ----------------------
                                                                 ----------------------         SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                                            SALARY($)                     OPTIONS(2)
---------------------------                                            ---------                     ----------
Paul W. Pendorf
  President and Chief Executive Officer......................         $116,250(3)                      86,937

William A. Timmerman
  Chief Financial Officer....................................           75,000(4)                      46,366

--------------------

(1) Other than salary described herein, the Company did not pay any Named Executive Officer any compensation, including incidental personal benefits, in excess of 10% of such Named Executive Officer's salary.

(2)      See "Option Grants During 1995" below.

(3) Mr. Pendorf joined the Company in March 1995 at an annual salary of $155,000.

(4) Mr. Timmerman joined the Company in March 1995 at an annual salary of $100,000.


OPTION GRANTS DURING 1995

         The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted during the fiscal year ended December 31, 1995. The Company did not grant any stock appreciation rights during the fiscal year ended December 31, 1995.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                    NUMBER OF SECURITIES        PERCENT OF TOTAL       EXERCISE
                                     UNDERLYING OPTIONS        OPTIONS GRANTED TO        PRICE        EXPIRATION
NAME                                     GRANTED(1)            EMPLOYEES IN FISCAL    ($/SH)(2)           DATE
----                                --------------------       -------------------    ----------      -----------
                                                           YEAR
                                                           ----
Paul W. Pendorf..................                 86,937             65.22%              $0.86     May 9, 2005

William A. Timmerman.............                 46,366             34.78%              $0.86     May 9, 2005

-----------------------

(1) Represents shares of Common Stock issuable upon exercise of options granted pursuant to each named officer's employment agreement.

(2) All options were granted at exercise prices not less than the fair market value of the Common Stock on the date of grant. The options vest in equal installments on each of the first, second and third anniversaries of the effective date of the Company's initial public offering, June 27, 1996.


FISCAL YEAR-END VALUES OF UNEXERCISED OPTIONS

         No options to purchase securities of the Company have been exercised. The following table sets forth certain information concerning the value of unexercised stock options held by the Named Executive Officers as of December 31, 1995.

                          FISCAL YEAR-END OPTION VALUES


                                             NUMBER OF SECURITIES                              VALUE OF UNEXERCISED
                                       UNDERLYING UNEXERCISED OPTIONS AT                       IN-THE-MONEY OPTIONS )
                                               DECEMBER 31, 1995                                AT FISCAL YEAR END(1
                                               -----------------                                --------------------
NAME                                         EXERCISABLE       UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE(1)
----                                         -----------       -------------      -----------     ----------------
Paul W. Pendorf...................                0               86,937                 0               $403,388

William A. Timmerman..............                0               46,366                 0               $215,138

-----------------------

(1) Value is based on the initial public offering price of $5.50. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of the sale of the shares.

1996 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN

         On February 6, 1996, the Company's Board of Directors adopted, and holders of stock representing a majority of the outstanding voting stock approved, the Stock Option Plan. A total of 350,000 shares of Common Stock are reserved for issuance under the Stock Option Plan. The Stock Option Plan authorizes (i) the grant of options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the grant of options that do not so qualify ("Nonqualified Options"). As of September 30, 1996, options to purchase 133,600 shares of Common Stock were outstanding under the Stock Option Plan.

         The Stock Option Plan is administered by the Board of Directors. The Board selects the individuals to whom awards will be granted, and determines the option exercise price and other terms of each award, subject to the provisions of the Stock Option Plan.

         Incentive Options may be granted under the Stock Option Plan to employees and officers of the Company, including members of the Board of Directors who are also employees. Nonqualified Options may be granted under the Stock Option Plan to employees, officers, individuals providing services to the Company and members of the Board of Directors, whether or not they are employees of the Company.

         No options may extend for more than ten years from the date of grant (five years in the case of employees or officers holding 10% or more of the total combined voting power of all classes of stock of the Company or any subsidiary or parent ("greater-than-ten-percent-stockholders")). The exercise price for Incentive Options may not be less than the fair market value of the Common Stock on the date of grant or, in the case of a greater-than-ten-percent-stockholder, not less than 110% of the fair market value. The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to Incentive Options first becoming exercisable by any employee or officer in any calendar year may not exceed $100,000.

         Options are non-transferable except by will or by the laws of descent or distribution. Options generally may not be exercised after (i) termination by the Company for cause or voluntary termination by the optionee of the optionee's employment with the Company, (ii) sixty days following termination by the Company without cause of the optionee's employment with the Company, or (iii) in the event of the optionee's permanent and total disability or death, the earlier of the expiration date of such option or one year following the date of such disability or death.

         Payment of the exercise price for shares subject to options may be made with cash, certified check, bank draft, postal or express money order payable to the order of the Company for an amount equal to the exercise price for such shares, or, with the consent of the Company, shares of Common Stock of the Company having a fair market value equal to the option price of such shares, or, with the consent of the Company, a combination of the foregoing. Full payment for shares exercised must be made at the time of exercise.

         The Stock Option Plan provides for automatic grants of Nonqualified Options to the Company's non-employee directors. Each non-employee director is annually granted a five-year option for 5,000 shares at the then current fair market value. These options become exercisable one year after the date of grant, subject to continuing service as a director. Directors may also be granted additional options to acquire shares of the Company's Common Stock at the discretion of the Board of Directors.

         Shares underlying options which expire or terminate may be the subject of future options. The Stock Option Plan terminates on February 6, 2006.

EMPLOYMENT AGREEMENTS

         On March 25, 1995, the Company entered into employment agreements with each of Paul W. Pendorf, the Company's President and Chief Executive Officer, and William A. Timmerman, the Company's Chief Financial Officer. Pursuant to their employment agreements which expire on March 24, 1998, Mr. Pendorf is entitled to an annual base salary of $155,000 and is eligible for annual bonuses up to 120% of his base salary and Mr. Timmerman is entitled to an annual base salary of $100,000 and is eligible for annual bonuses up to 120% of his base salary. In addition, Messrs. Pendorf and Timmerman are eligible for one-time bonuses of $40,000 and $20,000, respectively, if the Company (on a consolidated basis) attains earnings before income taxes, depreciation and amortization of $800,000 or more, which bonuses shall not be payable before June 30, 1996. Mr. Pendorf was granted options to purchase 86,937 shares of Common Stock at an exercise price of $0.86 per share under the terms of his agreement with the Company. Mr. Timmerman was granted options to purchase 46,366 shares of Common Stock at an exercise price of $0.86 per share under the terms of his agreement with the Company. The options vest in three equal annual installments beginning on the first anniversary of the effective date of the Company's initial public offering, June 27, 1996. Pursuant to these agreements, which are each for a term of three years, if the Company terminates the officer's employment without cause or upon the occurrence of certain events resulting from a sale of the Company or change of control of the Company, (i) the Company shall pay the officer's salary, plus a bonus equal to 60% of salary, until the later of the end of the term of the agreement or twelve months from the date of termination, and (ii) any unvested stock options shall immediately vest. Messrs. Pendorf and Timmerman have agreed that jointly, they will not exercise 48,310 of their options if at that time, the number of all outstanding options and warrants of the Company exceeds 20% of the total issued and outstanding Common Stock of the Company. The Company maintains a "key man" life insurance policy on Mr. Pendorf's life in the amount of $1,000,000, the proceeds of which are payable to the Company's principal lender to be applied to the Company's debt. Mr. Pendorf is also entitled to be indemnified by the Company for certain amounts due under the XXsys Agreement. See "Certain Transactions."

         On February 13, 1996, the Company entered into a one-year employment agreement with Philip D. Cunningham, CCC's Director of Operations. Pursuant to his employment agreement, Mr. Cunningham is entitled to an annual base salary of $120,000 and is eligible for annual bonuses up to 40% of his base salary. Mr. Cunningham is also entitled to receive relocation assistance from the Company, including a one-time housing assistance payment of $20,000 payable at the time of Mr. Cunningham's move, a bridge loan of up to $200,000 secured by a junior lien on his current residence to assist in the move, and payment of certain costs for a new residence. The Company granted Mr. Cunningham options to purchase 25,000 shares of Common Stock under the Company's 1996 Incentive and Nonqualified Stock

Option Plan in connection with this agreement, at an exercise price of $1.00 per share. Pursuant to this agreement, if Mr. Cunningham's employment terminates for any reason other than resignation or for cause, he will be eligible to receive six months' severance pay, increasing at the rate of one-half month per month of employment up to a maximum of twelve months' severance after two full years of employment. Mr. Cunningham's right to receive severance pay under this agreement would terminate upon his obtaining new employment.

         On April 15, 1996, the Company entered into a one-year employment agreement with Leslie Jay Cohen, Ph.D., CCC's Director of Business Development. Pursuant to his employment agreement, Dr. Cohen is entitled to an annual base salary of $80,000 and is eligible to receive annual bonuses of up to 20% of his base salary. The Company granted Dr. Cohen options to purchase 12,000 shares of Common Stock under the Stock Option Plan, at a per share exercise price of $4.00.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of November 1, 1996, by
(i) each person or entity known to the Company to own beneficially five percent or more of the Company's Common Stock, (ii) each of the Company's directors,
(iii) the Company's Principal Executive Officer and each of the other Named Executive Officers, and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted, each beneficial owner has sole voting and investment power with respect to the shares shown.

NAME AND ADDRESSES                                 NUMBER OF SHARES                  PERCENT BENEFICIALLY OWNED
OF BENEFICIAL OWNERS(1)                          BENEFICIALLY OWNED(2)        ------------------------------------------
-----------------------                          ---------------------        Before Offering(3)        After Offering(3)
                                                                              ------------------        -----------------
Steven Georgiev ..................                      521,623(4)                    12.6%                    12.6%
Paul W. Pendorf ..................                      521,623                       12.6                     12.6
Robert V. Glaser .................                        5,000(5)                       *                        *
Buster C. Closson ................                       16,364(6)                       *                        *
Palomar Medical Technologies, Inc.
   66 Cherry Hill Drive
   Beverly, MA 01915 .............                      463,664                       11.2                        0
William A. Timmerman .............                      173,874(7)                     4.2                      4.2
All directors and executive
  officers as a group (5 persons)                     1,234,484                       29.8                     29.8

*  less than one percent
------------------

(1) With the exception of Palomar Medical Technologies, Inc., each person's address is in care of The American Materials & Technologies Corporation, 5915 Rodeo Road, Los Angeles, California 90016.

(2) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes table.

(3) Percentage ownership is based on 4,139,062 shares of Common Stock outstanding before and after the Offering.

(4) Does not include shares owned by Palomar. Mr. Georgiev is Chairman and Chief Executive Officer of Palomar.

(5) Represents 5,000 shares of Common Stock issuable pursuant to an option exercisable within 60 days of November 1, 1996.

(6) Includes 5,000 shares of Common Stock issuable pursuant to an option exercisable within 60 days of November 1, 1996.

(7) Includes 23,183 shares owned by Pierrette Timmerman, Mr. Timmerman's wife. Mr. Timmerman disclaims beneficial interest in these shares.

                              CERTAIN TRANSACTIONS

    The Company's policy, as adopted by its Board of Directors on April 1, 1996, regarding related party transactions is that any transaction between the Company and any of its officers, directors, 5% stockholders, or their affiliates will be entered into only if such transaction is approved by a majority of the directors disinterested in such transaction, is on terms no less favorable to the Company than could be obtained from unaffiliated parties, and is reasonably expected to benefit the Company. The Company believes that all related party transactions entered into by the Company prior to April 1, 1996 would have met the criteria set forth in this policy if the policy had then been in effect.

    On December 19, 1995, Palomar loaned to the Company a total of $3,150,000, and the Company issued to Palomar two promissory notes, one in the principal amount of $3,000,000 and one in the principal amount of $150,000 (the "Loans"). The proceeds of the Loans were used to pay part of the purchase price of the shares of CCC. The Loans were secured by a pledge of the shares of the Common Stock owned by Messrs. Georgiev, Pendorf, and Timmerman and Mr. Timmerman's wife. The Loans were paid in full with a portion of the proceeds of the Company's initial public offering.

    In addition, Palomar owns 463,664 shares of the Company's Common Stock, which are being registered for resale pursuant to the Registration Statement of which this Prospectus forms a part. See "Selling Stockholder's Shares." The Chairman of the Board of Directors and Chief Executive Officer of Palomar is Mr. Steven Georgiev, Chairman of the Board of Directors of the Company. Mr. Georgiev directly owns 521,623 shares of the Company's Common Stock.

    On May 1, 1995, the Company entered into a five-month consulting contract at $10,000 per month with Mr. Steven Georgiev, its Chairman. Pursuant to this contract, the Company paid a total of $50,000 to Mr. Georgiev in 1996. The Company entered into another consulting agreement with Mr. Georgiev on July 30, 1996. Pursuant to this contract, the Company will pay a total of $70,000 to Mr. Georgiev in 1996 and 1997.

    Steven Georgiev, Chairman of the Board of Directors of the Company, previously served as a director of XXsys. Paul W. Pendorf, President and Chief Executive Officer of the Company, was previously employed by XXsys as Chief Executive Officer. William A. Timmerman, Chief Financial Officer of the Company, was previously employed by XXsys as Chief Financial Officer. In connection with their departure from XXsys in March 1995, Messrs. Pendorf, Timmerman, and Georgiev entered into an agreement with XXsys (the "XXsys Agreement"), pursuant to which, among other things, XXsys assigned to them the right to pursue certain corporate opportunities, one of which was the acquisition of CCC, in consideration for specified payments. Under the provisions of the XXsys Agreement, Messrs. Pendorf, Timmerman, and Georgiev agreed to pay XXsys the sum of $100,000 upon the consummation of the acquisition of CCC, which sum has not been paid to date. In addition, XXsys agreed to pay to Mr. Pendorf approximately $167,000 in compensation and outstanding expenses, of which approximately $90,000 has been paid to date. In connection with the Company's incorporation, Messrs. Pendorf, Georgiev and Timmerman assigned to the Company certain of their rights and obligations under the XXsys Agreement, including Mr. Pendorf's right to receive certain compensation and outstanding expenses owed to him pursuant to the XXsys Agreement. In connection with Mr. Pendorf's employment agreement, the Company agreed to indemnify Mr. Pendorf for any compensation and outstanding expenses owed to him pursuant to the XXsys Agreement that were not paid as of the date of the Company's acquisition of CCC, which totalled approximately $77,000 on that date. The Company has taken the position that it is entitled to, and the Company intends to, set off from the $100,000 owed to XXsys under the XXsys Agreement, the approximately $77,000 previously owed by XXsys to Mr. Pendorf. To the extent that the amount owed by the Company to XXsys is reduced as a result of the offset of the amount owed by XXsys to Mr. Pendorf, the Company will pay Mr. Pendorf an amount equal to the amount of such offset in accordance with the indemnification provisions of Mr. Pendorf's employment agreement.

                            DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

COMMON STOCK

    As of the date of this Prospectus, there were 4,139,062 shares of Common Stock outstanding and held of record by approximately 2000 shareholders. All outstanding shares of Common Stock after completion of this Offering will be validly issued, fully paid and nonassessable.

    Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the shareholders. Subject to the preferences that may be applicable to any Preferred Stock then outstanding, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any then outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities, and there are no redemption or sinking fund provisions with respect to such shares. The rights, preferences and privileges of holders of Common Stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

    In connection with the registration of shares of Common Stock for sale in the state of Virginia, the Company has agreed that it will not issue or grant any additional warrants or options to purchase Common Stock, if after such issuance or grant, the total outstanding options and warrants would exceed 20% of the total issued and outstanding Common Stock of the Company. This undertaking will remain in effect so long as the Company's shares are registered in the state of Virginia.

     The Company's Common Stock is traded on the Nasdaq SmallCap Market and the Pacific Stock Exchange. See "Price Range of Common Stock."

PREFERRED STOCK

    The Board of Directors is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of up to 5,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without further vote or action by the stockholders. The Board of Directors is authorized to issue Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. Although the Company has no current plans to issue such shares, the issuance of Preferred Stock or of rights to purchase Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. As of the date of this Prospectus, there were no shares of Preferred Stock outstanding.

    The Company has agreed with H.J. Meyers & Co., Inc., the representative of the several underwriters of the Company's initial public offering (the "Representative"), that it will not issue any shares of Preferred Stock for a period ending 36 months after the date of this Prospectus, without the prior written consent of the Representative.

REGISTRATION RIGHTS

    The Company has granted registration rights to the holder of the Representative's Warrant, which provide the holder with certain rights to register the shares of Common Stock underlying the Representative's Warrant. In connection with the issuance of the Investors' Shares to the Investors from

July 24, 1995 to December 8, 1995, the Company agreed to register the shares in the event of an initial public offering. The Investors have agreed not to sell any Investors' Shares before December 27, 1996. Commencing December 27, 1996, each Investor may sell up to 5,000 Investors' Shares per month for an additional six-month period. Thereafter, the Investors' Shares may be sold without any lock-up restrictions. See "Shares Eligible for Future Sale."

DELAWARE LAW

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

    As a result of the foregoing provisions, the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors could be made more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate with the Company first. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

TRANSFER AGENT

    The Transfer Agent and Registrar for the Common Stock is The American Stock Transfer & Trust Company, located at 40 Wall Street, New York, NY 10005.

                         SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of substantial amounts of Common Stock in the public market could materially adversely affect the market price of the Common Stock. As described below, only a limited number of shares will be presently available for sale shortly after this Offering, due to certain contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of the Company's Common Stock in the public market or the perception that such sales could occur after such restrictions lapse could materially adversely affect the market price of the Common Stock and the ability of the Company to raise equity capital in the future.

    The Company has outstanding 4,139,062 shares of Common Stock, assuming no exercise of outstanding warrants and options. The 2,296,000 shares of Common Stock sold by the Company in its initial public offering, the 463,664 Selling Stockholder's Shares that are to be registered in this Offering and the 105,097 Investors' Shares (subject to the lock-up provisions described below), will be freely tradable without restriction under the Securities Act, unless purchased by affiliates of the Company as that term is defined in Rule 144 under the Securities Act. The Company will not receive any of the proceeds from the sale of the Selling Stockholder's Shares.

    The remaining 1,274,301 shares of Common Stock outstanding upon completion of this Offering will be restricted securities as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration pursuant to Rule 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could materially adversely affect the market price of the Common Stock. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any owner other than an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 41,390 shares immediately after this Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of notice of such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any owner other than an affiliate of the Company), is entitled to sell such shares without regard to any of the limitations described above.

    Any employee, officer or director of or consultant to the Company who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates of the Company to sell their Rule 701 shares under Rule 701 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice requirement of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares. The Company has granted options to purchase an aggregate of 123,600 shares of Common Stock to a total of 80 employees of the Company, pursuant to its 1996 Incentive and Nonqualified Stock Option Plan (the "Stock Option Plan"). These options vest in equal installments on each of the first four anniversaries of the date of grant. Shares of Common Stock issued upon exercise of such options will be Restricted Shares.

    Holders of all of the Restricted Shares have entered into contractual lock-up agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of stock owned by them or that could be purchased by them through the exercise of options to purchase Common Stock of the Company, before June 27, 1998, 24 months after the date of this Prospectus, without prior written consent of the Representative. Holders of options to purchase an aggregate of 266,902 shares of Common Stock have entered into similar contractual lock-up agreements. Taking into account the lock-up agreements, the restrictions of Rule 144, 144(k) and 701 described above, Restricted Shares will be eligible for sale beginning June 27, 1998, unless the Representative permits earlier sales.

    The Company has agreed not to offer, issue, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock before June 27, 1997 without the prior written consent of the Representative, subject to certain exceptions.

                          SELLING STOCKHOLDER'S SHARES


    The following table sets forth certain information with respect to the Selling Stockholder.

    The Company will not receive any proceeds from the sale of Shares by the Selling Stockholder. Beneficial ownership of Common Stock by the Selling Stockholder will depend on the number of Selling

Stockholder's Shares sold by the Selling Stockholder.

                                           Shares Owned         Shares Offered          Shares Owned        Percent owned
Name                                      Before Offering           Hereby             After Offering      After Offering
----                                      ---------------       --------------         --------------      --------------

Palomar Medical Techologies, Inc.            463,664                463,664                   0                  0%


    The Selling Stockholder's Shares may be sold from time to time by the Selling Stockholder, or by pledges, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholder's Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Selling Stockholder's Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholder in amounts to be negotiated immediately prior to the sale. The Selling Stockholder, such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commission received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Prospectus.

    Upon the Company being notified by the Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the Selling Stockholder's Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (i) the name of the Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved,
(iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
(v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Selling Stockholder's Shares may not simultaneously engage in market making activities with respect to any securities of the Company for a period of at least two (and possibly nine) business days prior to the commencement of such distribution. Accordingly, in the event that any person is engaged in a distribution of the Selling Stockholder's Shares, it will not be able to make a market in the Company's securities during the applicable restrictive period. In addition, the Selling Stockholder will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of the purchases and sales of shares of the Company's securities by the Selling Stockholder.

                                  LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for the Company by Foley, Hoag & Eliot LLP, Boston, Massachusetts.

                                     EXPERTS

    The financial statements of the Company at December 31, 1995 and for the period March 29, 1995 (inception) to December 31, 1995, and the financial statements of CCC as of December 19, 1995 and December 31, 1994 and for the period January 1, 1995 through December 19, 1995 and the year ended

December 31, 1994, included in this Prospectus and Registration Statement, have been audited by Feldman Radin & Co., P.C., independent certified public accountants, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION AND SUBSIDIARY:
  Independent Auditors' Report.....................................................    F-2
  Consolidated Balance Sheet at December 31, 1995..................................    F-3
  Consolidated Statement of Operations for the period March 29, 1995 (inception) to
     December 31, 1995.............................................................    F-4
  Consolidated Statement of Stockholders' Deficit for the period March 29, 1995
     (inception) to December 31, 1995..............................................    F-5
  Consolidated Statement of Cash Flows for the period March 29, 1995 (inception) to
     December 31, 1995.............................................................    F-6
  Notes to Consolidated Financial Statements.......................................    F-7
UNAUDITED FINANCIAL STATEMENTS AS OF JUNE 30, 1996 AND FOR THE SIX-MONTH PERIODS
  ENDED JUNE 30, 1996 AND 1995:
  Condensed Consolidated Balance Sheet at June 30, 1996...........................    F-16
  Condensed Consolidated Statement of Operations for the three months ended June
     30, 1996
     and 1995......................................................................    F-17
  Condensed Consolidated Statement of Cash Flows for the three months ended
     June 30, 1996 and 1995........................................................    F-18
  Condensed Consolidated Pro Forma Balance Sheet at June 30, 1996..................    F-19
  Notes to Condensed Consolidated Financial Statements.............................    F-20
CULVER CITY COMPOSITES CORPORATION:
  Independent Auditors' Report.....................................................    F-21
  Consolidated Balance Sheet at December 19, 1995 and December 31, 1994............    F-22
  Consolidated Statement of Operations for the period January 1, 1995 to December
     19, 1995 and the year ended December 31, 1994.................................    F-23
  Consolidated Statement of Stockholders' Equity (Deficit) for the period January
     1, 1995 to December 19, 1995 and the year ended December 31, 1994.............    F-24
  Consolidated Statement of Cash Flows for the period January 1, 1995 to December
     19, 1995 and the year ended December 31, 1994.................................    F-25
  Notes to Consolidated Financial Statements.......................................    F-26
THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION AND SUBSIDIARY UNAUDITED PRO
  FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND NOTES THERETO.....................    F-33

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
  The American Materials & Technologies Corporation and Subsidiary

     We have audited the accompanying consolidated balance sheet of The American Materials & Technologies Corporation and Subsidiary as of December 31, 1995, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period March 29, 1995 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The American Materials & Technologies Corporation and Subsidiary as of December 31, 1995, and the results of its operations and its cash flows for the period March 29, 1995 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/  FELDMAN RADIN & CO., P.C.



                                          --------------------------------------
                                          Feldman Radin & Co., P.C.
                                          Certified Public Accountants

New York, New York
February 19, 1996

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                 AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1995

                                           ASSETS
Current assets
  Cash..........................................................................   $ 173,517
  Accounts receivable, net of allowance for doubtful accounts of $104,000.......   2,427,605
  Inventories, net..............................................................   1,969,310
  Prepaid expenses and other current assets.....................................     311,265
                                                                                   ----------
          Total current assets..................................................   4,881,697
Property and equipment, net of accumulated depreciation and amortization of
  $42,904.......................................................................   4,403,440
Other assets....................................................................     144,251
                                                                                   ----------
                                                                                   $9,429,388
                                                                                   ==========
                           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Accounts payable..............................................................   $2,591,357
  Notes payable -- affiliate....................................................   3,071,757
  Accrued liabilities...........................................................   1,555,517
  Current portion of term loan -- bank..........................................     112,000
                                                                                   ----------
          Total current liabilities.............................................   7,330,631
Term loan -- bank...............................................................     448,000
Revolving credit facility -- bank...............................................   1,715,696
                                                                                   ----------
          Total liabilities.....................................................   9,494,327
                                                                                   ----------
Commitments and contingencies
Stockholders' deficit
  Preferred stock, par value $.01, authorized 5,000,000 shares; none issued and
     outstanding................................................................          --
  Common stock, par value $.01 per share, authorized 15,000,000 shares; issued
     and outstanding 1,516,908 shares...........................................      15,169
  Additional paid-in capital....................................................     197,167
  Accumulated deficit...........................................................    (277,275)
                                                                                   ----------
          Total stockholders' deficit...........................................     (64,939)
                                                                                   ----------
                                                                                   $9,429,388
                                                                                   ==========

                     See notes to the financial statements.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE PERIOD MARCH 29, 1995 (INCEPTION)
                              TO DECEMBER 31, 1995

Net sales........................................................................  $  616,372
                                                                                   ----------
Costs and expenses
  Materials......................................................................     307,799
  Fixed and variable manufacturing...............................................     210,396
  Selling, general and administrative............................................     350,418
  Research and development.......................................................       6,760
                                                                                   ----------
                                                                                      875,373
                                                                                   ----------
Loss from operations.............................................................    (259,001)
Interest expense.................................................................      18,274
                                                                                   ----------
Loss before income taxes.........................................................    (277,275)
Provision for income taxes.......................................................          --
                                                                                   ----------
Net loss.........................................................................  $ (277,275)
                                                                                   ==========
Net loss per common share........................................................  $     (.18)
                                                                                   ==========
Weighted average number of common shares.........................................   1,516,908
                                                                                   ==========

                     See notes to the financial statements.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                   FOR THE PERIOD MARCH 29, 1995 (INCEPTION)
                              TO DECEMBER 31, 1995

                                           COMMON
                                           SHARES                                                     TOTAL
                                        OUTSTANDING                 ADDITIONAL      ACCUMULATED   STOCKHOLDERS'
                                       PAR VALUE $.01   AMOUNT    PAID-IN CAPITAL     DEFICIT        DEFICIT
                                       --------------   -------   ---------------   -----------   -------------
BALANCE -- MARCH 29, 1995............             0     $     0       $      0       $       0      $       0
  Issuance of common stock...........     1,516,908      15,169        118,924                        134,093
  Issuance of warrant................                                   78,243                         78,243
  Net loss...........................                                                 (277,275)      (277,275)
                                          ---------     -------       --------       ---------      ---------
BALANCE -- DECEMBER 31, 1995.........     1,516,908     $15,169       $197,167       $(277,275)     $ (64,939)
                                          =========     =======       ========       =========      =========

                     See notes to the financial statements.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                   FOR THE PERIOD MARCH 29, 1995 (INCEPTION)
                              TO DECEMBER 31, 1995

Cash provided by operations:
Net loss........................................................................  $  (277,275)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization.................................................       42,904
  (Increase) decrease in current assets:
     Accounts receivable, net...................................................      (51,305)
     Inventory..................................................................      (42,558)
     Prepaid expenses and other current assets..................................        4,958
  Increase in current liabilities:
     Accounts payable...........................................................      763,395
     Accrued liabilities........................................................        9,029
  Decrease in other assets......................................................          802
                                                                                      -------
Net cash provided by operating activities.......................................      449,950
                                                                                      -------
Cash used for investing activities:
  Capital expenditures..........................................................       (4,376)
  Acquisition of SPS Holdings, Inc. and Subsidiary net of cash acquired of
     $29,608....................................................................   (5,657,546)
                                                                                      -------
Net cash used for investing activities..........................................   (5,661,922)
                                                                                      -------
Cash provided by (used for) financing activities:
  Proceeds from notes payable -- affiliate and warrant..........................    3,150,000
  Proceeds from bank line of credit.............................................    2,275,696
  Loan origination costs........................................................     (174,300)
  Proceeds from issuance of common stock........................................      134,093
                                                                                      -------
Net cash provided by financing activities.......................................    5,385,489
                                                                                      -------
Net increase in cash............................................................      173,517
Cash at beginning of period.....................................................            0
                                                                                      -------
Cash at end of period...........................................................  $   173,517
                                                                                      =======
Supplementary Information:
  Cash paid for interest........................................................  $        --
  Cash paid for taxes...........................................................           --

                     See notes to the financial statements.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                 AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- DESCRIPTION OF THE COMPANY AND NATURE OF OPERATIONS

     The American Materials & Technologies Corporation (the "Company"), a holding company, was incorporated in the State of Delaware on March 29, 1995 to acquire and manage businesses in the advanced materials and technologies industries. As more fully described in Note 3, the Company completed its first acquisition on December 19, 1995, when it acquired all of the common stock of Culver City Composites Corporation ("CCC"), (formerly known as SPS Holdings, Inc. and Subsidiary). These financial statements contain the results of operations of the Company's subsidiary for the twelve day period from December 20, 1995 through December 31, 1995.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash

     The Company maintains its cash in demand deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company does not have any cash equivalents.

  Inventories

     Inventories are stated at the lower of average cost or market. Cost is determined by the weighted average method.

  Property and Equipment

     Property and equipment are carried at cost. Depreciation is provided using the straight-line method of depreciation over the estimated useful lives of the assets which range from three to seven years. Leasehold improvements are amortized on a straight line basis over the shorter of the useful life of the improvement or the term of the lease (including tenant options). Expenditures for maintenance and repairs are expensed when incurred; expenditures for betterments are capitalized.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and CCC, its wholly owned subsidiary, from the date of acquisition. All significant intercompany accounts and transactions have been eliminated.

  Revenue Recognition

     Revenues are recognized at the time of shipment when the earnings process is considered complete. Reserves are maintained to reflect the estimated exposure to product returns.

  Foreign Currency Transactions

     The Company conducts business in a number of different countries, which is, in all material respects, denominated in U.S. dollars.

  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109) -- Accounting for Income Taxes. SFAS 109 requires a company to recognize deferred tax liabilities and assets for the expected future income tax consequences of events that have been recognized in the company's financial statements. Under this method, deferred tax liabilities and assets are

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                 AND SUBSIDIARY

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) determined based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. See Note 11 for additional information.

  Loss Per Common Share

     Loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The effect of stock options and warrants outstanding has not been included as the effect would be anti-dilutive.

  New Accounting Pronouncement

     In 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" which requires impairment costs to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. The Company will adopt Statement No. 121 in the first quarter of 1996 and, based on current circumstances, it does not believe the effect of adoption will be material.

  Stock-Based Compensation

     The Company accounts for stock options in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with Statement No. 123 of the Financial Accounting Standards Board, "Accounting for Stock Based Compensation," the Company intends to continue to apply APB Opinion No. 25 for purposes of determining net income and to adopt the pro forma disclosure requirements of Statement No. 123 in its annual financial statements for 1996.

  Research and Development

     Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from estimates.

  Environmental Remediation Costs

     The Company's policy is to accrue remediation liabilities when it is probable that a liability exists and the costs can be reasonably estimated. The Company's estimates of these costs are based on existing technology, current enacted laws and regulations, its current legal obligations regarding remediation and site-specific costs. These liabilities are adjusted when the effect of new facts or changes in law or technology are determinable. The Company's liability for environmental remediation totaled $30,000 at December 31, 1995.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                 AND SUBSIDIARY

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- BUSINESS ACQUISITION

     On December 19, 1995, the Company's wholly owned subsidiary, AMT Sub, Inc., acquired all of the outstanding common stock of SPS Holdings, Inc., a company whose wholly owned subsidiary, Structural Polymer Systems, Inc., manufactures and markets advanced composite materials for the aerospace and defense industries utilizing both proprietary and non-proprietary resin systems. The purchase price of $5,587,154, which includes direct acquisition costs of $669,180, included a $4,917,974 cash payment to Montecatini U.S.A., Inc. (the "Seller"), SPS Holdings, Inc.'s owner and parent. The purchase was financed in part from proceeds received by the Company from the sale of its common stock and loans obtained from an affiliated party and a bank line of credit and term loan (see Notes 7 and 9). The purchase agreement provides for certain indemnifications by the Seller. Following the acquisition, SPS Holdings, Inc. and its subsidiary merged with AMT Sub, Inc., and AMT Sub, Inc. changed its name to Culver City Composites Corporation. The acquisition was accounted for using the purchase method of accounting and, accordingly, the operating results of Culver City Composites Corporation have been included in the Company's consolidated financial statements since the date of acquisition.

     The following unaudited pro forma summary combines the consolidated results of the Company and Culver City Composites Corporation as if the acquisition had occurred at the beginning of 1994 after giving effect to certain pro forma adjustments, including increased interest expense assuming the acquisition and related capital contribution and the issuance of acquisition debt at the beginning of the period, new compensation agreements effected after the close of the transaction and revisions to the useful lives and depreciable bases of the assets.

     Prior to the acquisition on December 19, 1995, the operations of the Company consisted solely of identifying and negotiating target acquisitions. No changes were made to the Company's historical results during the stand alone period.

     The pro forma results are for illustrative purposes only, and do not purport to be indicative of the actual results which would have occurred had the transaction been consummated as of those earlier dates, nor are they indicative of results of operations which may occur in the future.

                                                            YEAR ENDED       YEAR ENDED
                                                           DECEMBER 31,     DECEMBER 31,
                                                               1995             1994
                                                           ------------     ------------
        Net sales........................................   $15,916,000      $15,943,000
        Net loss.........................................       618,000        1,740,000
        Loss per common share............................   $      (.41)     $     (1.15)

     The purchase included, at fair value, current assets of $4,575,142, property, plant and equipment of $4,346,344, other assets of $45,736, and the assumption of liabilities of $2,869,453.

NOTE 4 -- STOCK DIVIDEND

     On February 5, 1996, the Company issued a stock dividend of 1.1591612 new shares for each old share. All references to amounts per share and number of shares have been adjusted to give retroactive effect to this transaction.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                 AND SUBSIDIARY

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5 -- INVENTORIES

     Inventories consist of the following at December 31, 1995:

        Raw Materials....................................................   $1,166,801
        Work-in-process..................................................      802,509
                                                                            ----------
                                                                            $1,969,310
                                                                            ==========

     Because manufactured product is shipped to the customer upon completion of the manufacturing process, no substantial inventory of finished goods is maintained.

NOTE 6 -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995:

        Machinery and equipment..........................................  $2,856,669
        Leasehold improvements...........................................   1,453,288
        Computers........................................................      31,483
        Construction in progress.........................................     104,904
                                                                           ----------
                                                                            4,446,344
        Less accumulated depreciation and amortization...................      42,904
                                                                           ----------
                                                                           $4,403,440
                                                                           ==========

NOTE 7 -- NOTES PAYABLE -- AFFILIATE

     The Company is obligated under a $3,000,000 promissory note to a company in which the Company's Chairman is an officer and director (the "Lender"). The note, maturing on December 31, 1996, bears interest at the rate of 10% per annum. The entire outstanding principal together with interest accrued thereon matures on the earlier of (a) December 31, 1996 or (b) successful completion of an initial public offering of the Company's common stock. The note can be prepaid without premium or penalty, in whole or in part at any time.

     The Company is obligated under a $150,000 promissory note to a company in which the Company's Chairman is an officer and director. The note, maturing on December 31, 1996 bears interest at the rate of 10% per annum. The entire outstanding principal together with interest accrued thereon shall be paid on the maturity date. The note is collaterized by specific accounts receivable and the note is to be prepaid from time to time, until paid in full, and when the net cash proceeds of these specific accounts receivable are received by the Company. The note contains default provisions providing for Notice of Default and its curing within a sixty day period.

     If the $3,000,000 promissory note is not paid on or before October 11, 1996 the Company is required to issue a warrant to purchase 289,790 shares of its common stock at $1.29 per share, (or such greater number of shares at such other exercise prices as shall result from appropriate adjustment for dilutive events) to the holder of the promissory note. If the note is not paid on or before January 31, 1997, the Company shall deliver a warrant to purchase 173,874 shares of its common stock at $1.29 per share (or such greater number of shares at such other exercise prices as shall result from appropriate adjustment for dilutive events) to the holder of the promissory note.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                 AND SUBSIDIARY

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7 -- NOTES PAYABLE -- AFFILIATE -- (CONTINUED)
     In the event that the note is not prepaid or paid on the maturity date, then the entire outstanding principal amount of the note and all interest accrued thereon is required to be converted into a 15% cumulative preferred stock. Among other things, the preferred stock will provide that 1) if it is not redeemed after one year of issuance, each month thereafter the Company shall issue to the preferred stockholder a number of shares equal to 10% of its then issued and outstanding shares of common stock until the preferred stock is redeemed and 2) the holders of preferred stock may elect at least one member of the board of directors of the Company.

     This note and the rights and remedies of the holder of the note, and the terms of the Preferred Stock, are subject to the terms and conditions of a subordination agreement dated December 19, 1995 between the Company and the bank providing the credit facility (see Note 9).

     Certain stockholders of the Company have entered into a Pledge Agreement with the holder of the promissory note pledging their stock and all proceeds thereon, as collateral.

     For the period December 20, 1995 through December 31, 1995, the amount of interest charged to operations under these notes was $9,625.

     In conjunction with the $3,000,000 note, on December 19, 1995, the Company issued a warrant to purchase 289,790 shares of the Company's stock at $1.29 per share to a company in which the Company's Chairman is an officer and director. The warrant may be exercised in whole or in part and expires December 31, 2005. The warrant purchase price may be adjusted based on the dilutive effects of further stock sales. A value of $78,243 was assigned to the warrant.

NOTE 8 -- ACCRUED LIABILITIES

     Amounts in accrued liabilities at December 31, 1995 were as follows:

        Amounts due to employees.........................................  $  481,451
        Liability for idle facilities....................................     267,471
        Amounts due others...............................................     646,595
        Due to affiliates................................................     160,000
                                                                           ----------
                                                                           $1,555,517
                                                                           ==========

NOTE 9 -- CREDIT FACILITIES

     On December 19, 1995, Culver City Composites Corporation entered into a Loan and Security Agreement providing for a revolving credit facility of $4,440,000 and a term loan in the amount of $560,000. The credit facility's original term runs through the third anniversary of the closing date and is automatically renewable from year to year thereafter. Interest is charged on the revolving note at the annual rate of 1 1/2% above the prime rate. The revolving credit facility also provides for Letters of Credit aggregating up to $750,000. A fee of 1% per annum is to be paid on the aggregate undrawn face amount of all outstanding Letters of Credit. A fee of 1/2 of 1% per annum is charged on the unused portion of the revolving credit facility. The Loan and Security Agreement requires, among other things, the company to maintain certain financial covenants including tangible net worth, interest coverage and debt service coverage ratios, and restrictions on capital expenditures. The credit facility is secured by substantially all of the assets of the Company. Closing costs charged by the bank in connection with the credit facility of $67,000 are included in loan origination costs on the Company's balance sheet and are being amortized over a period of three years. For the period December 20, 1995 to December 31, 1995, the amount of interest charged to operations under the facility was $8,599. The effective annual interest rates on the term and revolving notes for the period from December 20, 1995 to December 31, 1995 were 10.0% and 10.5%, respectively. As mentioned above, the credit facility

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                 AND SUBSIDIARY

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9 -- CREDIT FACILITIES -- (CONTINUED) provides for a term loan of $560,000 and is evidenced by a term note. The term note bears interest at the annual rate of 1 1/2% above the prime rate and is payable in successive monthly installments on the first day of each month based on an amortization schedule of sixty equal and level payments. The entire unpaid principal balance of the term loan is due upon the expiration of the original term of the Loan and Security Agreement or of the expiration of the renewal period. Should expiration occur at the 36th or 48th month, the Company is to pay eleven monthly installments equal to the amounts paid during the original term followed by a final installment payable equal to the then unpaid principal balance upon the renewal date. The Company guarantees to the bank the amounts borrowed under the credit facility, and under the terms of a Stock Pledge Agreement with the bank, has pledged the stock and all additional shares of stock or other securities at any time issued by CCC.

     Annual maturities of the term note are as follows:

            1996......................................................  $112,000
            1997......................................................   112,000
            1998......................................................   336,000

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases its principal manufacturing and office facilities under non-cancellable operating leases with lease terms of up to ten years expiring through the year 2006. The leases generally provide for the lessee to pay taxes, maintenance, insurance, and certain other operating costs of the leased property. The leases on most of the properties contain renewal provisions and certain base rents are subject to annual increases determined by indexing.

     Minimum future lease payments on operating lease commitments are approximately:

            1996.....................................................  $  756,619
            1997.....................................................     625,551
            1998.....................................................     578,768
            1999.....................................................     573,072
            2000.....................................................     573,072
            Thereafter...............................................   3,014,384

     Rent expense for the period March 29, 1995 through December 31, 1995 amounted to approximately $18,467. Included in commitments are lease payments of $170,856 and $42,714 for 1996 and 1997, respectively, which were accrued as part of the loss on idle facility at December 31, 1994.

  Employment Agreements

     The Company has entered into employment agreements with certain of its executive officers expiring on March 24, 1998. The agreements provide for aggregate annual base compensation of $255,000 per year as well as for incentive bonuses which are payable upon the attainment of specified management goals.

     In addition, the agreements entered into on March 25, 1995 provide for the issuance of stock options for the purchase of an aggregate of 133,303 shares of the Company's common stock, which grants will vest in one-third equal installments on the first, second and third anniversaries of the effective date of the initial public offering. The options are exercisable for a period expiring ten years after issuance. The purchase price shall be $0.86 per share, subject to adjustment in the event of stock dividends, stock splits, or other adjustment events.

     In February, 1996, the Company entered into additional employment contracts with key employees which expire at various dates. The agreements provide for annual base compensation of an aggregate of $198,000 per

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                 AND SUBSIDIARY

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 10 -- COMMITMENTS AND CONTINGENCIES -- (CONTINUED) annum as well as incentive bonuses. One agreement provides for the issuance of 25,000 stock options with an exercise price of $1.00 per share, vesting in equal increments over a four year period.

  Other Matters

     Culver City Composites Corporation is involved in certain litigation and other legal matters which are being defended and handled in the ordinary course of business. While the ultimate results of the matters described above cannot be determined, management does not expect that they will have a material adverse effect on the Company's results of operations or financial position.

NOTE 11 -- INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS 109, "Accounting for Income Taxes". SFAS 109 permits the recognition of a deferred tax asset if it is more likely than not that the future tax benefit will be realized. The Company does not recognize a deferred tax asset except to the extent that future years' deductible items will offset future years' taxable items or will, as loss carrybacks, generate a refund in the current and two previous years. Previously, under SFAS 96, the Company treated future years' net tax deductible items as if they were net operating losses for the years in which they were expected to occur. The Company reported a tax benefit for these losses to the extent the losses would generate a tax refund in the current and two previous years.

     Deferred tax assets and liabilities are comprised of the following:

                                                                          DECEMBER 31,
                                                                              1995
                                                                          ------------
        Depreciation....................................................   $  184,291
                                                                           ----------
        Gross deferred tax liabilities..................................      184,291
                                                                           ----------
        Net operating loss carryforwards................................    1,632,000
        Inventory valuation.............................................      166,000
        Expense accruals................................................       92,458
        Allowance for bad debts.........................................       64,000
        Allowance for loss on idle facility.............................       69,905
        Uniform capitalization costs....................................       12,400
        Pensions........................................................        4,793
                                                                           ----------
        Gross deferred tax assets.......................................    2,041,556
                                                                           ----------
        Deferred tax asset valuation allowance..........................    1,857,265
                                                                           ----------
        Net deferred tax asset..........................................   $       --
                                                                           ==========

     The Company's effective tax rate is 0% compared to the federal statutory rate of 34% due to the Company's history of operating losses and the resultant lack of income from which to guarantee benefits.

     At December 31, 1995, the Company had generated net operating loss carryforwards of approximately $200,000 for federal tax purposes. To the extent not utilized, the federal net operating loss carryforwards will expire in 2010. In addition, as the result of the acquisition of Culver City Composites Corporation on December 19, 1995, the Company had at December 31, 1995, approximately $32,665,000 of net operating loss carryforwards for federal income tax purposes which will expire beginning in fiscal year 2011. The utilization of these net operating losses, which expire from 2002 to 2010 is limited to approximately $320,000 each year as a result of an "ownership change" (as defined by Section 382 of the Internal Revenue Code of 1986, as amended) which occurred on December 19, 1995.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                 AND SUBSIDIARY

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 12 -- EMPLOYEE BENEFIT PLANS

  Defined Benefit Plan

     The Company maintains a defined benefit pension plan covering all bargaining unit employees which provides for monthly benefit payments upon retirement. The benefits are based on a fixed monthly payment for each year of credited service. Plan contributions are made in accordance with ERISA regulations. The plan maintains investments in various pooled funds at a bank.

     Net periodic pension costs and net pension liability for the years ended December 31, 1995 and 1994 are reflected in the December 19, 1995 and December 31, 1994 financial statements of CCC, respectively, and amounted to $31,568 and $11,982, respectively, and $32,097 and $83,897, respectively. The funded status of the plan and amounts recognized in the CCC consolidated balance sheets at December 19, 1995 and December 31, 1994, were based on a valuation date of August 1.

     Because the acquisition of CCC occurred on December 19, 1995, no expense for the plan was recorded by the Company in its financial statements. The Company currently carries a minor liability under SFAS 87 on its balance sheet. The information presented above is intended to assist the reader in identifying the size, scope and range of costs for the plan.

     The components of net pension costs are as follows:

                                                    PERIOD JANUARY 1,
                                                         1995 TO           YEAR ENDED
                                                      DECEMBER 19,        DECEMBER 31,
                                                          1995                1994
                                                    -----------------     ------------
        Service cost for benefits earned..........       $ 23,343           $ 18,852
        Interest cost on projected benefit
          obligation..............................         62,195             56,704
        Expected return on plan assets............        (56,924)           (54,373)
        Prior service cost amortization...........          8,639              3,224
        Net actuarial (gain) loss assumption......         (5,685)             7,690
                                                         --------           --------
        Net pension costs.........................       $ 31,568           $ 32,097
                                                         ========           ========

     The following table sets forth the funded status of the plan and amounts recognized in the consolidated balance sheet at December 19, 1995 and December 31, 1994, based on a valuation date of August 1:

                                                             DECEMBER 19,     DECEMBER 31,
                                                                 1995             1994
                                                             ------------     ------------
        Actuarial present value of benefit obligations
          Vested benefit obligation........................    $788,440         $ 718,572
          Non-vested benefit obligation....................         416                --
                                                               --------         ---------
          Projected benefit obligation.....................     788,856           718,572
        Plan assets at fair value..........................     776,874           634,675
                                                               --------         ---------
        Plan assets less than projected benefit
          obligation.......................................     (11,982)          (83,897)
        Unrecognized net (gain) loss.......................      (8,305)           94,723
        Unrecognized prior service cost....................      79,838            38,876
        Adjustment to recognize minimum liability..........     (71,513)         (133,599)
                                                               --------         ---------
        Net pension liability recognized in the
          consolidated balance sheets......................    $(11,962)       $  (83,897)
                                                               ========        ==========
        Assumptions used (August 1 measurement date):
          Discount rate....................................           8%                8%
          Long term rate of return on plan assets..........           9%                9%

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                 AND SUBSIDIARY

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 12 -- EMPLOYEE BENEFIT PLANS -- (CONTINUED)
  Defined Contribution Plan

     Substantially all non-bargaining unit employees of the Company participate in a defined contribution plan. The plan contains a matched savings provision that permits both pretax and after tax employee contributions. Participants can contribute up to 12% of their annual salary and receive a matching contribution from the employer according to the provisions of the plan document. The defined contribution plan expense was $2,200 for the period December 20, 1995 through December 31, 1995.

NOTE 13 -- CONCENTRATIONS OF CREDIT RISK

     The Company's financial instruments subject to credit risk are primarily trade accounts receivable and cash. Cash is held in a United States bank. Generally, the Company does not require collateral or other security to support customer receivables. The majority of the Company's business is conducted with major aerospace and defense companies and their subcontractors.

NOTE 14 -- SUBSEQUENT EVENTS

     On February 6, 1996, the Company approved and adopted The American Materials & Technologies Corporation's 1996 Incentive and Nonqualified Stock Option Plan. The total number of shares that may be issued pursuant to options granted under the Plan shall not exceed 350,000 shares of common stock. Whenever any outstanding option under the Plan expires, is cancelled or is otherwise terminated (other than by exercise), the shares of common stock allocated to the unexercised portion of such option may again be the subject of options under the Plan.

     Incentive stock options under the Plan may be granted only to officers and other employees of the Company or its subsidiaries, and to consultants or other persons who provide services to the Company or its subsidiaries. No Incentive Stock Option shall be granted to an individual who owns more than 10% of the combined power of all classes of stock of the Company or its subsidiaries unless the Incentive Stock Option provides that (i) the purchase price per share shall not be less than 110% of the fair market value of the common stock at the time such option is granted and (ii) that such option shall not be exercisable to any extent after the expiration of five years from the date it was granted. The purchase price per share under each option, other than for a greater than 10% stockholder, shall be determined by the Board or Committee at the time the option is granted. Each option agreement is subject to its own terms.

                THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
                                   (UNAUDITED)


      ASSETS
Current assets
      Cash and short term investments                                                            $ 4,622,535
      Accounts receivable, net of allowance of $123,965                                            3,812,692
      Inventories                                                                                  1,846,024
      Prepaid expenses and other current assets                                                      587,971
                                                                                                 -----------
           Total current assets                                                                   10,869,222
                                                                                                 -----------
Property and equipment, less accumulated depreciation and amortization of $470,772                 4,111,655
Other assets                                                                                         271,562
                                                                                                 -----------
                                                                                                 $15,252,439
                                                                                                 ===========

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
      Accounts payable                                                                           $ 1,823,876
      Notes payable-affiliate
      Accrued liabilities                                                                          1,911,942
      Current portion of term loan-bank                                                              112,000
      Taxes payable                                                                                  242,101
                                                                                                 -----------
           Total current liabilities                                                               4,089,919
                                                                                                 -----------
      Term loan-bank                                                                                 364,001
      Revolving credit facility-bank
                                                                                                 -----------
           Total liabilities                                                                       4,453,920
                                                                                                 -----------
Commitments and contingencies
Stockholders' equity:
      Preferred stock, par value $0.01 per share, authorized 5,000,000 shares; none issued and outstanding
      Common stock, par value $0.01 per share, authorized 15,000,000; issued
      and outstanding 3,849,272                                                                       38,493
      Additional paid-in capital                                                                  10,399,732
      Retained earnings                                                                              360,294
                                                                                                 -----------
           Total stockholders' equity                                                             10,798,519
                                                                                                 -----------
                                                                                                 $15,252,439
                                                                                                 ===========

                THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                              (UNAUDITED)


                                              THREE MONTHS ENDED                       NINE MONTHS ENDED
                                   --------------------------------------------------------------------------------
                                     September 30, 1996   September 30,1995  September 30, 1996   September 30,1995
                                                          Combined (Note 1)                       Combined (Note 1)
                                   --------------------------------------------------------------------------------
Net sales                                    $5,735,353          $4,062,524         $16,404,301         $12,033,099
                                   --------------------------------------------------------------------------------
Costs and expenses
   Materials                                  2,936,202           2,051,877           8,136,896           5,692,316
   Fixed and variable                         1,380,484           1,491,852           4,128,565           4,336,801
   manufacturing
   Selling, general  and                        937,971             651,399           2,537,095           1,879,405
   administrative
   Research and development                     130,379              76,901             331,479             236,965
                                   --------------------------------------------------------------------------------
                                              5,385,036           4,272,029          15,134,035          12,145,487
                                   --------------------------------------------------------------------------------
Income  from operations                         350,317            (209,505)          1,270,266            (112,388)
Interest income                                 (70,362)                                (70,362)
Interest expense                                 33,644             160,104             402,797             584,499
                                   --------------------------------------------------------------------------------

Income (loss) before income taxes               387,035            (369,609)            937,831            (696,887)
Provision for income taxes                       87,402                                 252,641
                                   --------------------------------------------------------------------------------
Income (loss) before                         $  299,633          $ (369,609)        $   685,190         $  (696,887)
extraordinary item
                                   --------------------------------------------------------------------------------
Extraordinary loss on early                      28,586                             $    28,586
extinguishment of debt
Net income                                   $  271,047          $ (369,609)        $   656,604
===================================================================================================================
Per share:

Income before extraordinary loss             $     0.08                             $      0.27
Extraordinary loss                           $     0.01                             $      0.01
Net income                                   $     0.07                             $      0.26
Weighted average number of common             3,873,515                               2,552,091
shares

                THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)


                                                             NINE MONTHS ENDED
                                                   September 30, 1996  September 30, 1995
                                                                        Combined (Note 1)
                                                   --------------------------------------
Cash used in operations:
Net income (loss)                                        $   656,604          $(696,887)
Adjustments to reconcile net income (loss)
to net cash used in operating activities:
      Depreciation and amortization                          408,849             953,731
      Non-cash interest expense                               78,247                  --
      (Increase) decrease in current assets:
        Accounts receivable                               (1,385,087)           (634,972)
        Inventory                                            123,286             (58,948)
        Prepaid expenses and other current assets           (276,706)            382,837
        Other assets                                        (127,311)
      Increase (decrease) in current liabilities:
        Accounts payable                                    (767,481)            183,131
        Accrued liabilities                                  356,425            (434,594)
        Taxes payable                                        242,101                  --
      Decrease in other assets                                                   (30,740)
                                                         -----------          ----------
Net cash used in operating activities:                      (691,073)           (336,442)
                                                         -----------          ----------
Cash used for investing activities:
      Capital expenditures                                  (136,083)           (139,723)
                                                         -----------          ----------
Net cash used for investing activities                      (136,083)           (139,723)
                                                         -----------          ----------
Cash provided by financing activities:
      Repayment of Note-payable affiliate                 (3,150,000)
      Borrowings under revolving credit                    3,013,280             696,386
      Repayments under revolving credit                   (4,728,996)           (290,297)
      Payment of term loan-bank                              (83,999)                 --
      Proceeds from issuance of common stock              10,225,889              50,000
                                                         -----------          ----------
Net cash provided by financing activities                  5,276,174             456,089
                                                         -----------          ----------
Net decrease  in cash                                      4,449,018             (20,076)
Cash at beginning of period                                  173,517             109,586
                                                         -----------          ----------
Cash at end of period                                    $ 4,622,535          $   89,510
                                                         ===========          ==========

Supplementary Information
      Cash paid for interest                             $   363,677          $      132
      Cash paid for taxes                                $     3,200          $      800

                THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (UNAUDITED)

1. BASIS OF PRESENTATION

         The information contained in these unaudited consolidated financial statements is condensed from that which would appear in the Company's annual consolidated financial statements. Accordingly, the condensed consolidated financial statements included herein should be reviewed in conjunction with the consolidated financial statements of December 31, 1995. The unaudited condensed consolidated financial statements as of September 30, 1996 and 1995 and for the quarterly and nine month periods then ended include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for interim periods are not necessarily indicative of the results which may be expected for the entire year. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         The results of operations and cash flows for the periods ended September 30, 1995 represent those of Culver City Composites Corporation prior to its acquisition by the Company combined with the results of the Company during the same period. There were no intercompany transactions.

2. NET INCOME PER SHARE

         Net income per share is computed using the weighted average number of shares of outstanding common stock and dilutive common stock equivalents from the assumed exercise of stock options and warrants.

3. SALE OF COMMON STOCK

         On July 5, 1996 the Company completed an initial public offering ("IPO") for the sale of 2,000,000 shares of its common stock at $5.50 per share. Subsequently, on July 26, 1996, the underwriter exercised an IPO related option to purchase an additional 296,000 shares at $5.50 per share. The proceeds were used to repay the outstanding loans under the Revolving Facility and repay loans of $3,150,000 and interest of $172,000 to an affiliate. The Company may reborrow as needed under the Revolving Facility. The remaining funds have been invested in short term investment grade securities pending their use to fund potential acquisitions and capital expenditures. The Company's common stock is traded on both the Nasdaq SmallCap Market (symbol "AMTK") and the Pacific Stock Exchange (symbol "MTK"). On July 30, 1996 the Company sold to a director of the Company 11,364 shares for a total consideration of $50,001.60.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Culver City Composites Corporation (formerly known as SPS Holdings, Inc.) and Subsidiary

     We have audited the accompanying consolidated balance sheet of Culver City Composites Corporation (formerly known as SPS Holdings, Inc.) and Subsidiary as of December 19, 1995 and December 31, 1994, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period January 1, 1995 to December 19, 1995 and the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Culver City Composites Corporation and Subsidiary as of December 19, 1995 and December 31, 1994, and the results of its operations and its cash flows for the period January 1, 1995 to December 19, 1995 and the year ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          By: /s/  FELDMAN RADIN & CO., P.C.
                                             -----------------------------------
                                            Feldman Radin & Co., P.C.
                                            Certified Public Accountants

New York, New York
February 9, 1996

                       CULVER CITY COMPOSITES CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                                                  DECEMBER 19,     DECEMBER 31,
                                                                      1995             1994
                                                                  ------------     ------------
ASSETS
Current assets
  Cash..........................................................  $     29,608     $    109,586
  Accounts receivable, net of allowance for doubtful accounts of
     $104,000 and $500,000, respectively........................     2,376,300        2,193,678
  Inventories...................................................     1,926,752        1,294,772
  Prepaid expenses and other current assets.....................       242,482          693,690
                                                                  ------------     ------------
          Total current assets..................................     4,575,142        4,291,726
Property and equipment, net of accumulated depreciation and
  amortization of $5,415,983 and $4,201,934, respectively.......     4,328,005        5,379,231
Other assets....................................................        45,736          515,610
                                                                  ------------     ------------
                                                                  $  8,948,883     $ 10,186,567
                                                                  ============     ============
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities
  Accounts payable..............................................  $  2,258,438     $  2,092,479
  Line of credit -- parent company..............................            --       12,098,172
  Accrued liabilities...........................................       840,423        1,405,257
                                                                  ------------     ------------
          Total current liabilities.............................     3,098,861       15,595,908
                                                                  ------------     ------------
Commitments and contigencies
Stockholder's equity (deficit)
  Common stock, par value $.01 per share,
     authorized 1,000 shares; issued and outstanding 116
       shares...................................................             1                1
  Additional paid-in capital....................................    61,622,590       49,283,511
  Deficit.......................................................   (55,772,569)     (54,692,853)
                                                                  ------------     ------------
          Total stockholder's equity (deficit)..................     5,850,022       (5,409,341)
                                                                  ------------     ------------
                                                                  $  8,948,883     $ 10,186,567
                                                                  ============     ============

                     See notes to the financial statements.

                       CULVER CITY COMPOSITES CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                 PERIOD JANUARY 1,
                                                                      1995 TO           YEAR ENDED
                                                                   DECEMBER 19,        DECEMBER 31,
                                                                       1995                1994
                                                                 -----------------     ------------
Net sales......................................................     $15,299,977         $15,943,341
                                                                    -----------         -----------
Costs and expenses
  Materials....................................................       7,351,665           7,552,104
  Fixed and variable manufacturing.............................       5,688,480           6,286,058
  Selling, general and administrative..........................       2,424,354           2,580,137
  Research and development.....................................         330,694             305,692
                                                                    -----------         -----------
                                                                     15,795,193          16,723,991
                                                                    -----------         -----------
Loss from operations...........................................        (495,216)           (780,650)
Other expense
  Interest expense.............................................         584,500             567,403
  Loss on idle facilities......................................              --             500,600
  Other........................................................              --             476,347
                                                                    -----------         -----------
Loss before income taxes.......................................      (1,079,716)         (2,325,000)
Provision for income taxes.....................................              --                  --
                                                                    -----------         -----------
Net loss.......................................................     $(1,079,716)        $(2,325,000)
                                                                    ===========         ===========

                     See notes to the financial statements.

                       CULVER CITY COMPOSITES CORPORATION

            CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)

                                        COMMON                                                      TOTAL
                                        SHARES                                                  STOCKHOLDER'S
                                      OUTSTANDING                ADDITIONAL                        EQUITY
                                    PAR VALUE $.01    AMOUNT   PAID-IN CAPITAL     DEFICIT        (DEFICIT)
                                    ---------------   ------   ---------------   ------------   -------------
BALANCE -- DECEMBER 31, 1993......        116           $1       $49,283,511     $(52,367,853)    $(3,084,341)
  Net loss........................                                                 (2,325,000)     (2,325,000)
                                          ---           --       -----------     ------------     -----------
BALANCE -- DECEMBER 31, 1994......        116            1        49,283,511      (54,692,853)     (5,409,341)
  Net loss........................                                                 (1,079,716)     (1,079,716)
  Capital contribution............                                12,339,079               --      12,339,079
                                          ---           --       -----------     ------------     -----------
BALANCE -- DECEMBER 19, 1995......        116           $1       $61,622,590     $(55,772,569)    $ 5,850,022
                                          ===            =       ===========     ============     ===========

                     See notes to the financial statements.

                       CULVER CITY COMPOSITES CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                 PERIOD JANUARY 1,
                                                                      1995 TO           YEAR ENDED
                                                                   DECEMBER 19,        DECEMBER 31,
                                                                       1995                1994
                                                                 -----------------     ------------
Cash used in operations:
  Net loss.....................................................     $(1,079,716)        $(2,325,000)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization.............................       1,214,049           1,263,617
     Decrease (increase) in current assets:
       Accounts receivable, net................................        (182,622)             54,353
       Inventories.............................................        (631,980)           (384,028)
       Prepaid expenses and other current assets...............         451,208            (476,662)
       Note receivable.........................................              --            (475,000)
       Other assets............................................          (5,126)            106,401
     Increase (decrease) in current liabilities:
       Accounts payable........................................         165,959             351,107
       Accrued liabilities.....................................        (564,242)            320,571
       Assets held for sale....................................              --           2,110,190
       Accrued loss on disposal................................              --          (1,629,548)
                                                                    -----------         -----------
Net cash used in operating activities..........................        (632,470)         (1,083,999)
                                                                    -----------         -----------
Cash provided by (used in) investment activities:
  Capital expenditures.........................................        (162,823)           (108,113)
  Proceeds from sale of property and equipment.................              --             381,995
  Loss on sale of assets.......................................              --              34,730
                                                                    -----------         -----------
                                                                       (162,823)            308,612
                                                                    -----------         -----------
Cash provided by financing activities:
  Borrowings under line of credit -- parent company............         695,794             877,250
  Repayments of borrowings under line of credit -- parent
     company...................................................        (290,297)                 --
  Capital contribution.........................................         309,818                  --
                                                                    -----------         -----------
                                                                        715,315             877,250
                                                                    -----------         -----------
Net increase (decrease) in cash................................         (79,978)            101,863
Cash at beginning of period....................................         109,586               7,723
                                                                    -----------         -----------
Cash at end of period..........................................     $    29,608         $   109,586
                                                                    ===========         ===========

                     See notes to the financial statements.

                       CULVER CITY COMPOSITES CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- DESCRIPTION OF THE COMPANY AND NATURE OF OPERATIONS

     Culver City Composites Corporation (the "Company"), a wholly owned subsidiary of Montecatini USA, Inc., until December 19, 1995, was incorporated in the State of Delaware in June, 1991 to acquire the assets of the Composites Division of Ferro Corporation. The Company develops, manufactures and markets advanced composite materials for the aerospace, defense and transportation industries utilizing both proprietary and non-proprietary resin systems. The Company's products are sold both in the United States and in various foreign countries. On December 19, 1995, all of the Company's outstanding stock was acquired for cash by The American Materials & Technologies Corporation.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash

     The Company maintains its cash in demand deposit accounts at a bank which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company does not have any cash equivalents.

  Inventories

     Inventories are stated at the lower of average cost or market. Cost is determined by the weighted average method.

  Property and Equipment

     Property and equipment are carried at cost. Depreciation is provided using the straight-line method of depreciation over the estimated useful lives of the assets which range from three to seven years. Leasehold improvements are amortized on a straight line basis over the shorter of the useful life of the improvement or the term of the lease (including tenant options). Expenditures for maintenance and repairs are expensed when incurred; expenditures for betterments are capitalized.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and Structural Polymer Systems, Inc., its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

  Revenue Recognition

     Revenues are recognized at the time of shipment when the earnings process is considered complete. Reserves are maintained to reflect the estimated exposure to product returns.

  Foreign Currency Transactions

     The Company conducts business in a number of different countries which is, in all material respects, denominated in U.S. dollars.

  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109) -- Accounting for Income Taxes. SFAS 109 requires a company to recognize deferred tax liabilities and assets for the expected future income tax consequences of events that have been recognized in the company's financial statements.

                       CULVER CITY COMPOSITES CORPORATION

     Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. See Note 7 for additional information.

     For calendar year 1994 and the period January 1, 1995 to December 19, 1995, the Company was a participant in the filing of the Montecatini USA, Inc. consolidated federal tax return.

  New Accounting Pronouncement

     In 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which requires impairment costs to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. The Company will adopt Statement No. 121 in the first quarter of 1996 and, based on current circumstances, it does not believe the effect of adoption will be material.

  Research and Development

     Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from estimates.

  Environmental Remediation Costs

     The Company's policy is to accrue environmental remediation liabilities when it is probable that a liability exists and the costs can be reasonably estimated. The Company's estimates of these costs are based on existing technology, current enacted laws and regulations, its current legal obligations regarding remediation and site-specific costs. These liabilities are adjusted when the effect of new facts or changes in law or technology are determinable. The Company's liability for environmental remediation totaled $30,000 at December 19, 1995.

NOTE 3 -- INVENTORIES

     Inventories consist of the following:

                                                            DECEMBER 19,     DECEMBER 31,
                                                                1995             1994
                                                            ------------     ------------
        Raw Materials.....................................   $1,092,659       $  642,121
        Work-in-process...................................      834,093          652,651
                                                             ----------       ----------
                                                             $1,926,752       $1,294,772
                                                             ==========       ==========

     Because manufactured product is shipped to the customer upon completion of the manufacturing process, no substantial inventory of finished goods is maintained.

                       CULVER CITY COMPOSITES CORPORATION

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                            DECEMBER 19,     DECEMBER 31,
                                                                1995             1994
                                                            ------------     ------------
        Machinery and equipment...........................   $7,110,777       $7,071,645
        Leasehold improvements............................    2,351,894        2,351,894
        Computers.........................................      176,414          157,626
        Construction in Progress..........................      104,903               --
                                                             ----------       ----------
                                                              9,743,988        9,581,165
        Less accumulated depreciation and amortization....    5,415,983        4,201,934
                                                             ----------       ----------
                                                             $4,328,005       $5,379,231
                                                             ==========       ==========

NOTE 5 -- ACCRUED LIABILITIES

     Amounts in accrued liabilities at December 19, 1995 and December 31, 1994 were as follows:

                                                            DECEMBER 19,     DECEMBER 31,
                                                                1995             1994
                                                            ------------     ------------
        Amounts due to employees..........................    $384,795        $  202,256
        Liability for idle facility.......................     267,471           450,600
        Amounts due others................................     188,157           524,401
        Due to affiliates.................................          --           228,000
                                                              --------        ----------
                                                              $840,423        $1,405,257
                                                              ========        ==========

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

  Operating leases

     The Company leases its principal manufacturing and office facilities under non-cancellable operating leases with lease terms of up to ten years expiring through the year 2005. The leases generally provide for the lessee to pay taxes, maintenance, insurance and certain other operating costs of the leased property. The leases on most of the properties contain renewal provisions and certain base rents are subject to annual increases determined by indexing.

     Minimum future lease payments on operating lease commitments are approximately:

                1996.............................................  $  756,619
                1997.............................................     625,551
                1998.............................................     578,768
                1999.............................................     573,072
                2000.............................................     573,072
                Thereafter.......................................   3,014,384

     Rent expense for the period January 1, 1995 through December 19, 1995 and the year ended December 31, 1994 amounted to approximately $653,043 and $841,893, respectively. Included in commitments are lease payments of $170,856 and $42,714 for 1996 and 1997, respectively, which were accrued as part of the loss on idle facility at December 31, 1994.

                       CULVER CITY COMPOSITES CORPORATION

NOTE 6 -- COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
  Other Matters

     The Company was involved in certain litigation and other legal matters in 1995 and 1994 which are being defended and handled in the ordinary course of business. While the ultimate results of the matters described above cannot be determined, management does not expect that they will have a material adverse effect on the Company's results of operations or financial position.

  Litigation Settlement

     In 1994, the Company settled a lawsuit involving a former employee of the Company for $450,000. This amount was expensed in 1994 when the settlement was made and is included in other expense.

NOTE 7 -- INCOME TAXES

     The Company adopted SFAS 109, "Accounting for Income Taxes" effective December 31, 1993. SFAS 109 permits the recognition of a deferred tax asset if it is more likely than not that the future tax benefit will be realized. the Company does not recognize a deferred tax asset except to the extent that future years' deductible items will offset future years' taxable items or will, as loss carrybacks, generate a refund in the current and two previous years. Previously, under SFAS 96, the Company treated future years' net tax deductible items as if they were net operating losses for the years in which they were expected to occur. The Company reported a tax benefit for these losses to the extent the losses would generate a tax refund in the current and two previous years.

     Deferred tax assets and liabilities are comprised of the following:

                                                          PERIOD JANUARY 1,
                                                               1995 TO
                                                            DECEMBER 19,        DECEMBER 31,
                                                                1995                1994
                                                          -----------------     ------------
        Depreciation....................................      $  181,891         $  370,800
                                                              ----------         ----------
        Gross deferred tax liabilities..................         181,891            370,800
                                                              ----------         ----------
        Net operating loss carryforwards................       1,632,000          1,265,000
        Inventory valuation.............................         166,000            104,000
        Expense accruals................................          92,458             80,902
        Allowance for bad debts.........................          64,000            224,000
        Allowance for loss on idle facility.............          69,905            140,240
        Uniform capitalization costs....................          12,400             12,400
        Pensions........................................           4,793             33,559
                                                              ----------         ----------
        Gross deferred tax assets.......................       2,041,556          1,860,101
                                                              ----------         ----------
        Deferred tax asset valuation allowance..........       1,859,665          1,489,301
                                                              ----------         ----------
        Net deferred tax asset..........................      $       --         $       --
                                                              ==========         ==========

     The change in the valuation allowance from December 31, 1993 to December 31, 1994 was $756,000 and from December 31, 1994 to December 19, 1995 was $370,364.

     At December 19, 1995 and December 31, 1994, for federal income tax purposes, the Company had net operating loss carryforwards of approximately $32,450,000 and $31,470,000, respectively which will expire beginning in fiscal year 2000. Certain changes in stock ownership can result in a limitation on the amount of net operating loss carryforwards that can be utilized in each year. The Company determined it has undergone

                       CULVER CITY COMPOSITES CORPORATION
such an ownership change. Consequently, utilization of net operating loss carryforwards will be limited to approximately $320,000 per year.

NOTE 8 -- DISCONTINUED OPERATIONS

     In August, 1993, the Company's owner, Montecatini USA, Inc. (the "Parent") decided to divest SPS Holdings, Inc. and its wholly owned subsidiary, Structural Polymer Systems, Inc. In connection with this plan, Structural Polymer Systems, Inc. received a letter of intent from Reinhold Industries, Inc. to acquire the assets of its Compositair Division in December, 1993. This sale was consummated on May 14, 1994.

     The terms of sale included placing a portion of the purchase price in an escrow account for a period of one year from the close. This amount, subject to determination by a formula within the asset purchase agreement, was $376,082 and was paid to Structural Polymer Systems, Inc. in May, 1995. This amount is included in prepaid expenses and other current assets at December 31, 1994.

     The terms of sale also included a $475,000, 6% interest bearing promissory note due on May 14, 1996. Both principal and interest are due at maturity. This note was assigned to Montecatini U.S.A., Inc., on September 25, 1995 in partial satisfaction of balances due to them. This note is included in other assets at December 31, 1994. Structural Polymer Systems, Inc. completed its disposal plan during 1994.

NOTE 9 -- RELATED PARTY TRANSACTIONS

  Line of Credit -- Parent Company

     The Company maintained a revolving credit facility with its Parent, Montecatini USA, Inc. in the amount of $12,000,000 through September 25, 1995. At December 31, 1994, outstanding borrowings under this line of credit were $12,098,172. The credit facility carried interest at negotiated rates, principally ranging from 6.63% to 6.94% for the period January 1, 1995 to September 25, 1995 and 3.84% to 6.875% for the year ended December 31, 1994. There are no commitment fees for unused credit facility. The weighted average interest rate on the credit facility for the period from January 1, 1995 to September 25, 1995 was 6.8%. On September 25, 1995 the Parent contributed all outstanding amounts due under this credit facility to equity and cancelled the facility.

  Other Related Party Transactions

     During 1994, the Company sold, at the direction of Montecatini S.p.A., certain machinery and equipment with a net book value of approximately $416,000 to Structural Polymer Systems Ltd., (a foreign subsidiary of Montecatini S.p.A), realizing a loss of approximately $35,000.

     The Company paid management charges of $200,000 to Tencara S.p.A. (a foreign subsidiary of Montecatini S.p.A.) for the year ended December 31, 1994.

     During 1994, Montecatini S.p.A. billed Structural Polymer Systems, Inc. $65,000 for the use of the Montecatini Advanced Materials name.

NOTE 10 -- EMPLOYEE BENEFIT PLANS

  Defined Benefit Plan

     The Company maintains a defined benefit pension plan covering all bargaining unit employees which provides for monthly benefit payments upon retirement. The benefits are based on a fixed monthly payment for each year of credited service. Plan contributions are made in accordance with ERISA regulations. The plan maintains investments in various pooled funds at a bank.

                       CULVER CITY COMPOSITES CORPORATION

NOTE 10 -- EMPLOYEE BENEFIT PLANS -- (CONTINUED)
     The components of net pension costs are as follows:

                                                         PERIOD JANUARY 1,
                                                              1995 TO           YEAR ENDED
                                                           DECEMBER 19,        DECEMBER 31,
                                                               1995                1994
                                                         -----------------     ------------
        Service cost for benefits earned...............       $ 23,343           $ 18,852
        Interest cost on projected benefit
          obligation...................................         62,195             56,704
        Expected return on plan assets.................        (56,924)           (54,373)
        Prior service cost amortization................          8,639              3,224
        Net actuarial (gain) loss assumption...........         (5,685)             7,690
                                                              --------           --------
        Net pension costs..............................       $ 31,568           $ 32,097
                                                              ========           ========

     The following table sets forth the funded status of the plan and amounts recognized in the consolidated balance sheet at December 19, 1995 and December 31, 1994, based on a valuation date of August 1:

                                                             DECEMBER 19,     DECEMBER 31,
                                                                 1995             1994
                                                             ------------     ------------
        Actuarial present value of benefit obligations:
          Vested benefit obligation........................    $788,440         $ 718,572
          Non-vested benefit obligation....................         416                --
                                                               --------         ---------
          Projected benefit obligation.....................     788,856           718,572
        Plan assets at fair value..........................     776,874           634,675
                                                               --------         ---------
        Plan assets less than projected benefit
          obligation.......................................     (11,982)          (83,897)
        Unrecognized net (gain) loss.......................      (8,305)           94,723
        Unrecognized prior service cost....................      79,838            38,876
        Adjustment to recognize minimum liability..........     (71,513)         (133,599)
                                                               --------         ---------
        Net pension liability recognized in the
          consolidated balance sheets......................    $(11,962)        $ (83,897)
                                                               ========         =========
        Assumptions used (August 1 measurement date):
          Discount rate....................................           8%                8%
          Long term rate of return on plan assets..........           9%                9%

     The net pension liability was recognized in accrued liabilities in the consolidated balance sheet.

  Defined Contribution Plan

     Substantially all non-bargaining unit employees of the Company participate in a defined contribution plan. The plan contains a matched savings provision that permits both pretax and after tax employee contributions. Participants can contribute up to 12% of their annual salary and receive a matching contribution from the employer according to the provisions of the plan document.

     The defined contribution plan expense was $52,000 for the period from January 1, 1995 to December 19, 1995 and $59,000 for the year ended December 31, 1994.

                       CULVER CITY COMPOSITES CORPORATION

NOTE 11 -- CONCENTRATIONS OF CREDIT RISK

     The Company's financial instruments subject to credit risk are primarily trade accounts receivable and cash. Cash is held in a United States bank. Generally, the Company does not require collateral or other security to support customer receivables.

     The majority of the Company's business is conducted with major aerospace and defense companies, and their subcontractors which constitute a single segment of business. In 1995, two customers accounted for approximately 30% of the Company's sales. In 1994, two customers accounted for 31% of the Company's sales. No other customer accounted for 10% or more of the Company's sales in either year.

     The Company's sales by geographic locations are summarized in the table below:

                                                            DECEMBER 19,     DECEMBER 31,
                                                                1995             1994
                                                            ------------     ------------
        United States.....................................   $13,110,789      $14,010,721
        Germany...........................................       797,299        1,066,081
        Other foreign countries...........................     1,391,889          866,539

NOTE 12 -- CASH FLOW INFORMATION

                                                          PERIOD JANUARY 1,
                                                               1995 TO           YEAR ENDED
                                                            DECEMBER 19,        DECEMBER 31,
                                                                1995                1994
                                                          -----------------     ------------
        Supplemental disclosures of non-cash financing
          activities:
          Contribution of borrowings under line of
             credit -- parent company to capital........     $12,029,728              $ --
          Assignment of Note Receivable to parent
             company....................................         475,000
        Supplemental disclosures of cash flow:
          Cash paid for interest........................     $       132              $ --
          Cash paid for taxes...........................             800               800

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                 AND SUBSIDIARY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     The accompanying unaudited consolidated pro forma statement of operations of The American Materials & Technologies Corporation and Subsidiary (the "Company") as of December 31, 1995 is derived from the Company's historical financial statements at that date, and gives pro forma effect to the acquisition of Culver City Composites Corporation ("CCC") as if the acquisition occurred on January 1, 1995.

     The unaudited pro forma consolidated statement of operations does not necessarily represent actual results that would have been achieved had the companies been together at the beginning of the year ended December 31, 1995, nor may they be indicative of future operations. This unaudited pro forma consolidated statement of operations should be read in conjunction with the companies' respective historical financial statements and notes thereto.

               THE AMERICAN MATERIALS & TECHNOLOGIES CORPORATION
                                 AND SUBSIDIARY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                        THE AMERICAN
                                        MATERIALS &
                                        TECHNOLOGIES
                                        CORPORATION    CULVER CITY                    PRO FORMA ADJUSTMENTS
                                            AND         COMPOSITES                  -------------------------
                                         SUBSIDIARY    CORPORATION     COMBINED         DR             CR          PRO FORMA
                                        ------------   ------------   -----------   ----------     ----------     -----------
Net sales.............................    $ 616,372    $15,299,977    $15,916,349   $              $              $15,916,349
Cost of sales.........................      518,195     13,040,145     13,558,340      129,780(2)      84,527(1)   12,900,068
                                                                                       472,666(5)   1,176,191(5)
                                          ---------    -----------    -----------   ----------     ----------     -----------
Gross profit..........................       98,177      2,259,832      2,358,009      602,446      1,260,718       3,016,281
Operating expenses
  Selling, general and administrative
    expenses..........................      350,418      2,424,354      2,774,772       86,557(2)     130,212(1)    2,705,475
                                                                                        47,026(5)      72,668(5)
  Research and development............        6,760        330,694        337,454                       8,094(5)      329,360
                                          ---------    -----------    -----------   ----------     ----------     -----------
        Total operating expenses......      357,178      2,755,048      3,112,226      133,583        210,974       3,034,835
                                          ---------    -----------    -----------   ----------     ----------     -----------
Loss from operations..................     (259,001)      (495,216 )     (754,217)     736,029      1,471,692         (18,554)
Interest expense......................      (18,274)      (584,500 )     (602,774)     630,788(4)     634,049(3)     (599,513)
                                          ---------    -----------    -----------   ----------     ----------     -----------
Loss before income taxes..............     (277,275)    (1,079,716 )   (1,356,991)   1,366,817      2,105,741        (618,067)
Provision for income taxes............           --             --             --           --             --              --
                                          ---------    -----------    -----------   ----------     ----------     -----------
Net loss..............................    $(277,275)   $(1,079,716 )  $(1,356,991)  $1,366,817     $2,105,741     $  (618,067)
                                          =========    ===========    ===========   ==========     ==========     ===========

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     The unaudited pro forma consolidated statement of operations has been prepared to reflect the acquisition of Culver City Composites Corporation ("CCC") as if it occurred on January 1, 1995. The acquisition has been accounted for under the purchase method of accounting.

     The following is a summary of adjustments reflected in the accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 1995:

     (1) Represents the elimination of the salary of certain employees whose services were terminated after the acquisition.

     (2) Represents the adjustment to give effect to a full year of officers' compensation.

     (3) Represents the elimination of interest expense on loan from parent company.

     (4) Represents interest expense on acquisition debt and bank financing in connection with the acquisition of CCC.

     (5) Represents an adjustment to revise the depreciation of the acquired plant and equipment to reflect the post acquisition basis of accounting and revised estimates of the useful lives of the assets.

    Until December 7, 1996 (25 days after the effective date of the Registration Statement) all dealers effecting transactions in the registered securities, whether or not participating in distributions, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

    No dealer, salesman or any other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus. This Prospectus does not constitute an offer or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Company or the facts herein set forth since the date hereof.

                                TABLE OF CONTENTS

                                                        Page

AVAILABLE INFORMATION..........................           1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE           1

SUMMARY........................................           3

RISK FACTORS...................................           6

USE OF PROCEEDS................................          12

PRICE RANGE OF COMMON STOCK....................          12

DIVIDEND POLICY................................          12

CAPITALIZATION.................................          13

SELECTED CONSOLIDATED FINANCIAL DATA...........          14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS          15

BUSINESS.......................................          18

MANAGEMENT.....................................          25

PRINCIPAL STOCKHOLDERS.........................          33

CERTAIN TRANSACTIONS...........................          33

DESCRIPTION OF SECURITIES......................          34

SHARES ELIGIBLE FOR FUTURE SALE................          36

LEGAL MATTERS..................................          38

EXPERTS........................................          38

FINANCIAL STATEMENTS...........................         F-1

                                 463,664 Shares

                                  Common Stock


                                 ---------------
                                   PROSPECTUS
                                 ---------------



                              November 13, 1996

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24:  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Certificate of Incorporation includes certain provisions permitted pursuant to the Delaware General Corporation Law ("Delaware Law") whereby officers and directors of the Company are to be indemnified against certain liabilities. The Certificate of Incorporation also limits to the fullest extent permitted by Delaware Law a director's liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, including gross negligence, except liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Delaware Law does not permit a corporation to eliminate a director's duty of care and this provision of the Company's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

    The Company has entered into indemnity agreements with each of its current directors which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by Delaware Law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and the advancement of expenses are discretionary under Delaware Law. The Company believes that the limitation of liability provision in the Certificate of Incorporation and the indemnification agreements will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    An itemized statement of expenses in connection with the registration of the securities to be registered appears below. All amounts are estimates, except for the SEC registration fee. All expenses incurred in connection with this registration statement will be borne by the Selling Stockholder.

SEC Registration Fee                                 $   687.50
Accounting Fees and Expenses                           5,000
Legal Fees and Expenses                               15,000
Miscellaneous Expenses                                 1,312.50
                                                     ----------
          TOTAL                                      $22,000

ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES.

    Registrant has sold and issued the following unregistered securities:

ISSUANCES OF COMMON STOCK

                                                               NUMBER              PURCHASE
NAME                                                          OF SHARES             PRICE                 DATE SOLD
----                                                          ---------            --------               ---------
1.   Steven Georgiev.................................           521,623           $  4,500                  4/10/95

2.   Paul W. Pendorf.................................           521,623              4,500                  4/10/95

3.   Palomar Medical Technologies, Inc...............           173,874              1,500                  4/10/95

4.   William A. Timmerman............................           173,874              1,500                  4/10/95

5.   Joyce A. Huber..................................            10,818                 93                 12/08/95

6.   Edward M. Giles.................................            16,228             10,500                 12/08/95

7.   Celide S. Hogan.................................             7,728              5,000                 12/08/95

8.   C.F. Stone III..................................            11,592              7,500                 12/08/95

9.   Edoardo B. Fornaro..............................            30,911             20,000                 12/08/95

10.  Mercury, L.P....................................            38,638             25,000                 12/08/95

11.  Haviland and Associates(1) .....................             9,999             34,504                 12/10/95

12.  Advanced Polymer Sciences, Inc..................            25,000            100,000                  4/02/96

13.  Robert V. Glaser................................            11,364             50,002                  7/30/96

14.  Palomar Medical Technologies, Inc...............           289,790            375,000                 10/16/96

               Total.................................         1,843,062
                                                              =========

----------

(1) Also received an option to purchase 9,999 shares of Common Stock at an exercise price of $1.50 per share on December 22, 1995.

         The sales and issuance of securities in the above-described transactions were deemed to be exempt from registration under the Securities Act of 1933 by virtue of Section 4(2) thereof. Appropriate legends restricting transferability are affixed to the stock certificates issued in each of the above-described transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 27:  EXHIBITS.


Exhibit
  No.                    Description
-------                  -----------
     3.1*     Restated Certificate of Incorporation of the Company

     3.2*     Amended and Restated By-Laws of the Company

     4.1*     Specimen certificate for the Common Stock of the Company

     4.2*     Form of Representative's Warrant

     1.5*     Form of Lock-Up Agreement

     5.1**    Opinion of Foley, Hoag & Eliot LLP

    10.1*     Agreement among XXsys Technologies, Inc., Composit
              Retrofit Corporation, Gloria Ma, Steven Georgiev,
              Paul W. Pendorf and William A. Timmerman, dated
              March 25, 1995

    10.2*     Consulting Agreement with Steven Georgiev, dated
              April 15, 1995

    10.3*     Employment Agreement with Paul W. Pendorf, as amended

  10.3.1*     Option Agreement for Paul W. Pendorf

    10.4*     Employment Agreement with William A. Timmerman, as amended

  10.4.1*     Option Agreement for William A. Timmerman

    10.5*     Employment Agreement with Philip D. Cunningham

    10.6*     Employment Agreement with Lesley Jay Cohen, Ph.D.

    10.7* Purchase Agreement between the Company and Montecatini U.S.A., Inc., dated November 16, 1995

    10.8* Assignment and Assumption Agreement between the Company and AMT Sub, Inc. dated December 19, 1995

    10.9* Lease Agreement dated March 1, 1996 with respect to real property located at 5915 Rodeo Road, Los Angeles,
              California, between Rodeo Properties, Inc. as lessor and the Company as lessee

    10.10* Lease Agreement dated December 20, 1995 with respect to real property located at 5610 Helms Avenue, Culver City, California, between Sybel Heller Revocable Trust as lessor and the Company as lessee

    10.11* Lease Agreement dated December 8, 1988 with respect to real property located at 8592 National Boulevard, Culver City,
              California, between Lawrence Greener, trustee of the Lawrence and Rosemary Greener Trust, as lessor and the Company as lessee, together with Amendments #1-4 thereto

    10.12* Lease Agreement dated October 31, 1994 with respect to real property located at 3517 Schaeffer Street, Culver City, California, between Bostwick & Newman as lessor and the Company as lessee, together with Amendment #1 thereto

    10.13* Loan and Security Agreement between Culver City Composites Corporation and LaSalle Business Credit, Inc., dated December 19, 1995

    10.14* $560,000 Term Note of the Company dated December 19, 1995 in favor of LaSalle Business Credit, Inc.

    10.15*    $4,400,000 Revolving Note of the Company dated
              December 19, 1995 in favor of LaSalle Business
              Credit, Inc.

    10.16* Guaranty of the Company in favor of LaSalle Business Credit, Inc., dated December 19, 1995

    10.17* Stock Pledge Agreement between the Company and LaSalle Business Credit, Inc., dated December 19, 1995

    10.18* Warrant for the purchase of 250,000 shares of common stock, $0.01 par value per share, of the Company, at an price of $1.50 per share, issued to Palomar Medical
              Technologies, Inc., dated December 19, 1995

    10.19* Joint Venture Agreement dated March 20, 1996 between the Company and Advanced Polymer Systems, Inc.

    10.20*    1996 Incentive and Nonqualified Stock Option Plan

 10.21.1*     Form of Option Agreement -- Incentive Stock Option

 10.21.2*     Form of Option Agreement -- Nonqualified Stock Option

    10.22* Agreement dated as of July 10, 1995 between Structural Polymer Systems, Inc. and the Stove, Furnace, and Allied Appliance Workers Division, International Brotherhood of Boilermaker, Iron Ship Builders, Blacksmiths, Forgers and Helpers, AFL-CIO, CFL, Local Lodge No. S230

    10.23* Retirement Plan for Hourly-Rate Employees of Structural Polymer Systems, Inc., effective as of August 1, 1994

    10.24* Amended and Restated Assignment Agreement with Steven Georgiev, dated June 25, 1996

    10.25* Amended and Restated Assignment Agreement with William A. Timmerman, dated June 25, 1996

    10.26* Amended and Restated Assignment Agreement with Paul W. Pendorf, dated June 25, 1996

    10.27* Form of Underwriting Agreement between the Company and H.J. Meyers & Co., Inc.

    10.28* Form of Financial Consulting Agreement between the Company and H.J. Meyers & Co., Inc.

    10.29* Form of Merger and Acquisition Agreement between the Company and H.J. Meyers & Co., Inc.

    10.30**   Consulting Agreement with Steven Georgiev, dated July 30, 1996

    10.31     Form of Indemnity Agreement for Directors of Company

    11.1*     Computation of Net Income (Loss) per Share

    21.1**    Subsidiaries of the Company

    23.1      Consent of Feldman Radin & Co., PC

    23.2**    Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)

    24.1**    Power of Attorney (attached to signature page)

-------------------
* Incorporated by reference to the Company's Registration Statement on Form SB-2, File No. 333-3836, as originally filed with the Securities and Exchange Commission on April 19, 1996 and thereafter amended.

** Previously filed.

Item 28.  Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(a) The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

(4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) of 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, MASSACHUSETTS, ON NOVEMBER 12, 1996.

                                       THE AMERICAN MATERIALS &
                                       TECHNOLOGIES CORPORATION

                                        By: /s/ Paul W. Perdorf
                                           --------------------
                                           Paul W. Pendorf
                                           President and Chief
                                            Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Paul W. Pendorf, William A. Timmerman and David A. Broadwin, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) ("a "Rule 462(b) Registration Statement") and any and all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this Registration Statement or any Rule 462(b) Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

         IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT WAS SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

         SIGNATURE                                   TITLE                               DATE
         ---------                                   -----                               ----
/s/ Steven Georgiev           Chairman of the Board of Directors                   November 12, 1996
-------------------------
Steven Georgiev

/s/ Paul W. Pendorf           President, Chief Executive Officer, and Director     November 12, 1996
-------------------------     (Principal Executive Officer)
Paul W. Pendorf

/s/ William A. Timmerman      Chief Financial Officer                              November 12, 1996
-------------------------     (Principal Financial and Accounting Officer)
William A. Timmerman

/s/ Buster C. Glosson         Director                                             November 12, 1996
-------------------------
Buster C. Glosson

/s/ Robert V. Glaser          Director                                             November 12, 1996
-------------------------
Robert V. Glaser



                                  EXHIBIT INDEX

Exhibit
  No.                    Description                                        Page
-------                  -----------                                        ----
     3.1*     Restated Certificate of Incorporation of the Company

     3.2*     Amended and Restated By-Laws of the Company

     4.1*     Specimen certificate for the Common Stock of the Company

     4.2*     Form of Representative's Warrant

     1.5*     Form of Lock-Up Agreement

     5.1**    Opinion of Foley, Hoag & Eliot LLP

    10.1*     Agreement among XXsys Technologies, Inc., Composit
              Retrofit Corporation, Gloria Ma, Steven Georgiev,
              Paul W. Pendorf and William A. Timmerman, dated
              March 25, 1995

    10.2*     Consulting Agreement with Steven Georgiev, dated
              April 15, 1995

    10.3*     Employment Agreement with Paul W. Pendorf, as amended

  10.3.1*     Option Agreement for Paul W. Pendorf

    10.4*     Employment Agreement with William A. Timmerman, as amended

  10.4.1*     Option Agreement for William A. Timmerman

    10.5*     Employment Agreement with Philip D. Cunningham

    10.6*     Employment Agreement with Lesley Jay Cohen, Ph.D.

    10.7* Purchase Agreement between the Company and Montecatini U.S.A., Inc., dated November 16, 1995

    10.8* Assignment and Assumption Agreement between the Company and AMT Sub, Inc. dated December 19, 1995

    10.9* Lease Agreement dated March 1, 1996 with respect to real property located at 5915 Rodeo Road, Los Angeles,
              California, between Rodeo Properties, Inc. as lessor and the Company as lessee

    10.10* Lease Agreement dated December 20, 1995 with respect to real property located at 5610 Helms Avenue, Culver City, California, between Sybel Heller Revocable Trust as lessor and the Company as lessee

    10.11* Lease Agreement dated December 8, 1988 with respect to real property

Exhibit
  No.                    Description                                        Page
-------                  -----------                                        ----

              located at 8592 National Boulevard, Culver City, California, between Lawrence Greener, trustee of the Lawrence and Rosemary Greener Trust, as lessor and the Company as lessee, together with Amendments #1-4 thereto

    10.12* Lease Agreement dated October 31, 1994 with respect to real property located at 3517 Schaeffer Street, Culver City, California, between Bostwick & Newman as lessor and the Company as lessee, together with Amendment #1 thereto

    10.13* Loan and Security Agreement between Culver City Composites Corporation and LaSalle Business Credit, Inc., dated December 19, 1995

    10.14* $560,000 Term Note of the Company dated December 19, 1995 in favor of LaSalle Business Credit, Inc.

    10.15*    $4,400,000 Revolving Note of the Company dated
              December 19, 1995 in favor of LaSalle Business
              Credit, Inc.

    10.16* Guaranty of the Company in favor of LaSalle Business Credit, Inc., dated December 19, 1995

    10.17* Stock Pledge Agreement between the Company and LaSalle Business Credit, Inc., dated December 19, 1995

    10.18* Warrant for the purchase of 250,000 shares of common stock, $0.01 par value per share, of the Company, at an price of $1.50 per share, issued to Palomar Medical
              Technologies, Inc., dated December 19, 1995

    10.19* Joint Venture Agreement dated March 20, 1996 between the Company and Advanced Polymer Systems, Inc.

    10.20*    1996 Incentive and Nonqualified Stock Option Plan

 10.21.1*     Form of Option Agreement -- Incentive Stock Option

 10.21.2*     Form of Option Agreement -- Nonqualified Stock Option

    10.22* Agreement dated as of July 10, 1995 between Structural Polymer Systems, Inc. and the Stove, Furnace, and Allied Appliance Workers Division, International Brotherhood of Boilermaker, Iron Ship Builders, Blacksmiths, Forgers and Helpers, AFL-CIO, CFL, Local Lodge No. S230

Exhibit
  No.                    Description                                        Page
-------                  -----------                                        ----

    10.23* Retirement Plan for Hourly-Rate Employees of Structural Polymer Systems, Inc., effective as of August 1, 1994

    10.24* Amended and Restated Assignment Agreement with Steven Georgiev, dated June 25, 1996

    10.25* Amended and Restated Assignment Agreement with William A. Timmerman, dated June 25, 1996

    10.26* Amended and Restated Assignment Agreement with Paul W. Pendorf, dated June 25, 1996

    10.27* Form of Underwriting Agreement between the Company and H.J. Meyers & Co., Inc.

    10.28* Form of Financial Consulting Agreement between the Company and H.J. Meyers & Co., Inc.

    10.29* Form of Merger and Acquisition Agreement between the Company and H.J. Meyers & Co., Inc.

    10.30**   Consulting Agreement with Steven Georgiev, dated July 30, 1996

    10.31     Form of Indemnity Agreement for Directors of the Company

    11.1**    Computation of Net Income (Loss) per Share

    21.1*     Subsidiaries of the Company

    23.1      Consent of Feldman Radin & Co., PC

    23.2**    Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)

    24.1**    Power of Attorney (attached to signature page)

-------------------
* Incorporated by reference to the Company's Registration Statement on Form SB-2, File No. 333-3836, as originally filed with the Securities and Exchange Commission on April 19, 1996 and thereafter amended.

** Previously filed.